Exhibit 10.1
                                                                    ------------


                         SECURITIES PURCHASE AGREEMENT,


                          dated as of December 20, 2000

                                  by and among

                                   AT&T CORP.,

                          AT&T WIRELESS SERVICES, INC.

                                       and

                                NTT DOCOMO, INC.

                                TABLE OF CONTENTS


                  ARTICLE I   ISSUANCE AND SALE OF SECURITIES
       Section 1.1  Issuance and Sale of Shares                                2
       Section 1.2  Closing; Closing Deliveries                                2


                  ARTICLE II   REPRESENTATIONS AND WARRANTIES
       Section 2.1  Representations and Warranties of AT&T and
                    AT&T Wireless                                              4
       Section 2.2  Representations and Warranties of DoCoMo                  14
       Section 2.3  Additional Representations and Warranties of
                    DoCoMo and/or Designees                                   17
       Section 2.4  Representations and Warranties of the Designees           17


                            ARTICLE III   COVENANTS
       Section 3.1  Cooperation and Access                                    17
       Section 3.2  Conduct of Business                                       17
       Section 3.3  Certificate of Amendment                                  19
       Section 3.4  Proceeds                                                  19
       Section 3.5  Listing of Shares                                         19
       Section 3.6  Commercially Reasonable Efforts;
                    Government Approvals                                      19
       Section 3.7  Adjustment of the Allocation Fraction                     20
       Section 3.8  Further Assurances; Spin-off                              21


                            ARTICLE IV   CONDITIONS

       Section 4.1  Conditions to Obligations of the Parties                  22
       Section 4.2  Conditions to the Obligations of DoCoMo                   22
       Section 4.3  Conditions to the Obligations of AT&T
                    and AT&T Wireless                                         23


                            ARTICLE V   TERMINATION
       Section 5.1  Grounds for Termination                                   24
       Section 5.2  Effect of Termination                                     25


                       ARTICLE VI   INDEMNIFICATION
       Section 6.1  Indemnification Obligations of AT&T and
                    AT&T Wireless                                             25
       Section 6.2  DoCoMo's Indemnification Obligations                      26
       Section 6.3  Limitations on Indemnity                                  26
       Section 6.4  Method of Asserting Claims, etc.                          27
       Section 6.5  Exclusive Remedy; Survival                                28


                       ARTICLE VII   CERTAIN DEFINITIONS
       Section 7.1  Certain Definitions                                       29

       Section 7.2  Interpretation                                            35


                         ARTICLE VIII   MISCELLANEOUS
       Section 8.1  Amendments                                                36
       Section 8.2  Assignment                                                36
       Section 8.3  Notices                                                   36
       Section 8.4  Severability                                              38
       Section 8.5  Counterparts                                              38
       Section 8.6  Governing Law                                             38
       Section 8.7  Entire Agreement                                          39
       Section 8.8  Publicity                                                 39
       Section 8.9  Expenses                                                  39
       Section 8.10 No Third Party Beneficiaries                              39
       Section 8.11 Arbitration                                               39
       Section 8.12 Submission to Jurisdiction; Waivers                       41
       Section 8.13 Waiver of Immunity                                        42
       Section 8.14 Waiver of Jury Trial                                      42
       Section 8.15 Termination of Certain Obligations                        42

EXHIBITS
--------

EXHIBIT A       Form of Certificate of Amendment
EXHIBIT B       Form of Warrant Agreement
EXHIBIT C       AT&T Certificate of Incorporation
EXHIBIT D       AT&T By-laws
EXHIBIT E       AT&T Wireless Certificate of Incorporation
EXHIBIT F       AT&T Wireless By-laws
SCHEDULE 1.2(c) Bank Account
SCHEDULE 2.1 - AT&T and AT&T Wireless Disclosure Schedules
SCHEDULE 2.2 - DoCoMo Disclosure Schedules

                          SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of December 20, 2000, is made by and among NTT DoCoMo, Inc., a corporation organized under the laws of Japan ("DoCoMo"), AT&T Corp., a New York corporation ("AT&T"), and AT&T Wireless Services, Inc., a Delaware corporation and a wholly-owned subsidiary of AT&T ("AT&T Wireless").

                              W I T N E S S E T H:

          WHEREAS, AT&T, AT&T Wireless and DoCoMo have entered into a Letter Agreement, dated November 30, 2000 (including the Term Sheet and other schedules and attachments thereto, the "Letter Agreement"), that sets forth the agreements among the parties for an investment by DoCoMo in the Wireless Group and, after the Spin-off, in AT&T Wireless, and a related mobile multimedia alliance;

          WHEREAS, the Investment consists of the purchase by DoCoMo or one or more Designees as provided herein of (i) shares of Wireless Group Preferred Tracking Stock, par value $1.00 per share (the "New Tracking Stock"), of AT&T having the terms set forth in the form of Certificate of Amendment with respect thereto attached as Exhibit A hereto (the "Certificate of Amendment") and which are convertible into shares of Wireless Group Common Stock, par value $1.00 per share (the "Current Wireless Tracking Stock"), of AT&T and which, in connection with the Spin-off, to the extent not previously converted will be converted into shares of Current Wireless Tracking Stock which shares of Current Wireless Tracking Stock will then immediately be converted into or redeemed and exchanged for shares of Common Stock, par value $0.01 per share (the "AT&T Wireless Common Stock"), of AT&T Wireless and (ii) warrants of AT&T Wireless to acquire shares of New Tracking Stock or shares of Current Wireless Tracking Stock, as the case may be, which, if not exercised prior to the Spin-off, will automatically be exchanged for warrants to acquire shares of AT&T Wireless Common Stock upon consummation of the Spin-off, in each case to be issued pursuant to the Warrant Agreement (the "Warrants," and together with the New Tracking Stock, the "Securities"); and

          WHEREAS, the Letter Agreement contemplates that the agreements contained therein would be superseded by definitive agreements, including (1) this Agreement, (2) the Warrant Agreement and (3) the Investor Agreement.

          NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                         ISSUANCE AND SALE OF SECURITIES

          Section 1.1 ISSUANCE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations and warranties hereinafter set forth, and except as provided in Section 1.2 with respect to a possible earlier required funding with respect to a portion of the Investment, on the Closing Date AT&T shall issue, sell and deliver to DoCoMo or one or more Designees, and DoCoMo or one or more Designees shall purchase from AT&T, 812,511.778 shares of New Tracking Stock and AT&T Wireless shall issue, sell and deliver to DoCoMo or one or more Designees, and DoCoMo and one or more Designees shall purchase from AT&T Wireless, Warrants representing the right to purchase an aggregate of 83,496.546 shares of New Tracking Stock, in each case free and clear of all Liens for an aggregate purchase price of $9,811,079,720 in cash to be paid in full to AT&T (the "Purchase Price") of which $264,066,328 will be attributable to the Warrants.

          Section 1.2 CLOSING; CLOSING DELIVERIES.

          (a) The consummation of the transactions contemplated hereby (the "Closing") shall take place, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article IV hereof, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York City, at 8:00 a.m. New York City time, on the later to occur of (i) January 22, 2001 and (ii) as promptly as practicable (but no more than four (4) Business Days) following the first date on which all conditions set forth in Article IV have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which must be satisfied or waived at the Closing); provided that, in the event that AT&T Wireless provides the certificate contemplated by Section 1.2(b) hereof, the Closing shall take place on the day prior to the date the relevant spectrum acquisition funding is required as specified in such certificate and subject to the satisfaction or waiver of all conditions to the Closing set forth in Article IV hereof; PROVIDED FURTHER that in no circumstances shall the Closing take place prior to January 15, 2001. The date on which the Closing occurs is the "Closing Date".

          (b) In the event that AT&T or one of its wholly-owned subsidiaries is required to fund, directly or indirectly (and in each case for the account of AT&T Wireless or the Wireless Group), earlier than January 22, 2001, in whole or in part, the acquisition of spectrum in the Auction of Licenses for C and F Block Broadband PCS Spectrum (Auction No. 35), which commenced December 12, 2000, then AT&T shall provide DoCoMo with an officer's certificate at least five (5) Business Days prior to the day such funding is required, which certificate shall describe the specific Spectrum Authorizations to be acquired and the amount of funding required for the acquisition of each such Authorization and the date that the relevant payments with respect to the acquisition of such Authorizations are due. In the event DoCoMo receives such timely notice, only such number of shares of the New Tracking Stock as is required to equate to the dollar amount requested in such certificate from AT&T (and in no event greater than $1 billion worth of such securities) shall be purchased and sold no later than the day prior to the date that such payments with respect to the acquisition of such Authorizations are due (but in no event earlier than January 15, 2000), and all of such shares shall be deemed issued for the account of AT&T Wireless. In such event, the payment of the balance of the Purchase Price and the delivery of the balance of the shares of New Tracking Stock to be sold pursuant to Section 1.1 hereof shall take place on January 22, 2001 as previously scheduled (which payment and delivery shall be considered part of the Closing).

          (c) At the Closing, (i) AT&T shall deliver to DoCoMo or one or more Designees (w) certificates representing the shares of New Tracking Stock to be sold on such date pursuant to Section 1.1 and 1.2(b) hereof against payment of all or the applicable portion of the Purchase Price, under Section 1.1 or 1.2(b), respectively, registered in the name of DoCoMo or one or more Designees,
(x) all other documents and certificates to be delivered to DoCoMo or one or more Designees by AT&T pursuant to Section 4.2 hereof, (y) a secretary's certificate of AT&T with respect to the resolutions of the board of directors of AT&T and/or authorized committees thereof concerning this Agreement, the Investor Agreement and the Warrant Agreement and the appointment of DoCoMo's designee to such board of directors and AT&T's Capital Stock Committee and such other matters as are customary for transactions of this sort and (z) a good standing certificate with respect to AT&T from the state of New York; (ii) AT&T Wireless shall deliver to DoCoMo or one or more Designees (w) the warrant certificate in the form provided in the Warrant Agreement representing the Warrants to be issued pursuant to Section 1.1 hereof, (x) all other documents and certificates to be delivered to DoCoMo or one or more Designees by AT&T pursuant to Section 4.2 hereof, (y) a secretary's certificate with respect to the resolutions of the board of directors of AT&T Wireless and/or authorized committees thereof concerning this Agreement, the Investor Agreement and the Warrant Agreement and such other matters as are customary for transactions of this sort and (z) a good standing certificate with respect to AT&T Wireless from the state of Delaware; (iii) DoCoMo or one or more Designees, in full payment for the Securities to be sold on such date pursuant to Section 1.1 and 1.2(b), shall deliver to AT&T an amount equal to all or the applicable portion of the Purchase Price under Section 1.1 or 1.2(b), respectively, in immediately available funds by wire transfer to the account set

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

forth in Schedule 1.2(c) hereto (or such other account as is designated in writing to DoCoMo and any Designees not less than two Business Days prior to the Closing), together with all other documents and certificates to be delivered to AT&T and AT&T Wireless pursuant to Section 4.3 hereof; provided that in the event that the Closing Date should occur prior to January 22, 2001, as a result of a required early funding in accordance with Section 1.2(b), then on January 22, 2001 AT&T shall deliver to DoCoMo or one or more Designees certificates representing the balance of the shares of New Tracking Stock to be sold pursuant to Section 1.1 hereof not previously delivered at the Closing against payment of the balance of the Purchase Price not previously paid, registered in the name of DoCoMo or one or more Designees and DoCoMo or one or more Designees, in full payment of such balance of the Purchase Price, shall deliver to AT&T an amount equal to such balance in immediately available funds by wire transfer to the account previously specified by AT&T.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          Section 2.1 REPRESENTATIONS AND WARRANTIES OF AT&T AND AT&T WIRELESS. AT&T and AT&T Wireless hereby represent and warrant to DoCoMo as of November 30, 2000 that, except (i) as set forth in the Disclosure Schedule delivered by AT&T and AT&T Wireless to DoCoMo and attached hereto as Schedule 2.1 (which includes each of the individual schedules referred to in the following paragraphs of this
Section 2.1) or (ii) as disclosed in AT&T Reports filed prior to November 30, 2000, in each case such that it would reasonably be concluded that such disclosure would constitute an exception to the relevant section of the following representations and warranties:

          (a) ORGANIZATION OF AT&T AND WIRELESS GROUP SUBSIDIARIES

          (i) AT&T has been duly incorporated and is validly existing and in good standing under the laws of the state of New York, and has all requisite power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted. AT&T is qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its properties makes such qualification necessary, except where failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect;

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

          (ii) Each material Wireless Group Subsidiary is listed on Schedule 2.1(a) annexed hereto and is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has power and authority to own, lease and operate its properties and to carry out its business as such business is now being conducted. Each such Wireless Group Subsidiary is qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its properties makes such qualification necessary, except where failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect;

          (iii) AT&T Wireless has been duly incorporated and is validly existing in good standing under the laws of the state of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted. AT&T Wireless is qualified to do business and is in good standing in all jurisdictions where the conduct of its business or the ownership of its properties makes such qualification necessary, except where failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (b) CERTIFICATE OF INCORPORATION AND BY-LAWS. True and complete copies of the Certificate of Incorporation and by-laws of AT&T and the certificate of incorporation and by-laws of AT&T Wireless, in each case as in effect on November 30, 2000, are attached hereto as Exhibits C, D, E and F respectively.

          (c) POWER AND AUTHORITY; NO VIOLATION. Each of AT&T and AT&T Wireless has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Investor Agreement and the Warrant Agreement and to consummate the transactions contemplated hereby and thereby. As of the date hereof, this Agreement, the Investor Agreement and the Warrant Agreement and all transactions contemplated hereby and thereby will have been duly and validly authorized by all necessary action on the part of AT&T and AT&T Wireless, and upon execution by the parties hereto and thereto of this Agreement, the Investor Agreement and the Warrant Agreement such agreements shall constitute, legally binding obligations of AT&T or AT&T Wireless, as the case may be, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights. Except as described on Schedule 2.1(c) annexed hereto, neither the execution, delivery or performance of this Agreement, the Investor Agreement or the Warrant Agreement, nor the consummation of the transactions contemplated by this Agreement, the Investor Agreement or the Warrant Agreement by AT&T or AT&T Wireless, as the case may be, will, with or without the

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

giving of notice or the passage of time, or both, (i) conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (A) any provision of the certificates of incorporation, by-laws, stockholders agreements or other constituent documents of AT&T or AT&T Wireless;
(B) any contract, note, bond, indenture, mortgage, deed of trust contract, agreement, lease or other instrument or obligation to which AT&T, AT&T Wireless or any of their respective Subsidiaries is or is to be a party or by which AT&T, AT&T Wireless or any of their respective Subsidiaries may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which AT&T, AT&T Wireless or any of their respective Subsidiaries is or is to be a party or by which their respective property is bound or affected; or (ii) give rise to any right of first refusal or similar right with respect to any interest or any properties or assets of AT&T, AT&T Wireless or any Wireless Group Subsidiary; except in the case of subclauses (B) and (C) of clause (i) for conflicts, defaults, Losses or Liens and except in the case of clause (ii) for rights of first refusal or similar rights, that would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. Except as described on Schedule 2.1(c) annexed hereto, no permit, consent, approval, Authorization, qualification or registration of, or declaration to or filing with any Governmental Entity or third party is required to be obtained or made by AT&T, AT&T Wireless or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, the Investor Agreement or the Warrant Agreement or the consummation of the transactions contemplated hereby or thereby.

          (d) CAPITALIZATION. As of the Closing Date, the authorized capital of AT&T shall consist of 100,000,000 shares of Preferred Stock, 6,000,000,000 shares of Common Stock, 4,000,000,000 shares of Class A Liberty Media Group Common Stock, 400,000,000 shares of Class B Liberty Media Group Common Stock, and 6,000,000,000 shares of Current Wireless Tracking Stock. As of October 31, 2000, 360,971,000 shares of Current Wireless Tracking Stock and as of the date hereof no shares of Preferred Stock were issued and outstanding. Since October 31, 2000, AT&T has not issued additional shares of Current Wireless Tracking Stock other than pursuant to exercise of options granted under AT&T Stock Option Plan. As of the Closing Date, all of the issued and outstanding shares of the Current Wireless Tracking Stock will be duly and validly authorized and issued, fully paid and nonassessable. As of November 30, 2000, 73,875,551 shares of Current Wireless Tracking Stock (and up to an additional 350,000 shares with respect to options granted to new hires during November 2000) are subject to issuance upon exercise of outstanding options granted under AT&T Stock Option Plans. Other than as set forth in the immediately preceding sentence, and other than as contemplated by this Agreement or the Warrant Agreement, as of November 30, 2000 there were no options or other securities exercisable, convertible or exchangeable for any shares of Current Wireless Tracking Stock, there were no shares of Current Wireless

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

Tracking Stock authorized and reserved for issuance, AT&T does not have any Rights issued or outstanding with respect to Current Wireless Tracking Stock, and AT&T does not have any commitment to authorize, issue or sell any Current Wireless Tracking Stock or Rights. As of the Closing Date, none of the issued and outstanding Current Wireless Tracking Stock will be subject to preemptive rights, except as contemplated by this Agreement and the Investor Agreement. All of the issued and outstanding shares of the Wireless Group Subsidiaries' capital stock will have been duly and validly authorized and issued, fully paid and nonassessable except as would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. There are no Rights, options or other securities exercisable, convertible or exchangeable for any Wireless Group Subsidiary capital stock, there are no shares of Wireless Group Subsidiary capital stock authorized and reserved for issuance, no Wireless Group Subsidiary has any Rights issued or outstanding with respect to any Wireless Group Subsidiary's capital stock and no Wireless Group Subsidiary has any commitment to authorize, issue or sell any Wireless Group Subsidiary capital stock or Rights, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. Immediately following the Spin-off all of the issued and outstanding shares of AT&T Wireless' capital stock will have been duly and validly authorized and issued, fully paid and nonassessable. There are no Rights, options or other securities exercisable, convertible or exchangeable for any AT&T Wireless capital stock, there are no shares of AT&T Wireless capital stock authorized and reserved for issuance, AT&T Wireless does not have any Rights issued or outstanding with respect to any of its capital stock and AT&T Wireless does not have any commitment to authorize, issue or sell any of its capital stock or Rights, in each case except as contemplated by this Agreement, the Investor Agreement, the Warrant Agreement, the New Tracking Stock, the Current Wireless Tracking Stock, AT&T Stock Options Plans or the Separation Agreements. Except as described in Schedule 2.1(d) annexed hereto, and except for directors' qualifying shares or similar shares, AT&T owns, directly or indirectly, 100% of the outstanding shares of capital stock of all Wireless Group Subsidiaries, and except as described in Schedule 2.1(d) annexed hereto, upon the Spin-off, AT&T Wireless shall own, directly or indirectly, 100% of all the outstanding shares of capital stock of all Wireless Group Subsidiaries.

          (e) SPIN-OFF AND SEPARATION AGREEMENTS. AT&T has provided DoCoMo with drafts of all agreements or term sheets relating to the Spin-off and the separation of the Wireless Group from AT&T and the schedules related thereto other than those that collectively are not material to AT&T Wireless or the Wireless Group, and such agreements in the forms annexed to the Letter Agreement and listed on Schedule 2.1(e) hereto, in all cases as amended or revised to the extent not prohibited by the Investor Agreement, are referred to herein as the "Separation Agreements."

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

          (f) NEW SECURITIES. The (i) shares of New Tracking Stock to be issued under this Agreement or upon exercise of the Warrants, (ii) shares of Current Wireless Tracking Stock into which such shares of New Tracking Stock are converted or to be issued upon exercise of the Warrants, (iii) AT&T Wireless Common Stock into which the Current Wireless Tracking Stock (received as a result of the conversion of the New Tracking Stock) shall be exchanged in the Spin-off, (iv) Warrants and (v) shares of AT&T Wireless Common Stock issuable upon exercise of the Warrants following the Spin-off have been duly authorized by all requisite corporate action on the part of AT&T (with respect to securities of AT&T), other than the filing of the Certificate of Amendment to the Certificate of Incorporation setting forth the terms of the New Tracking Stock, and prior to the Closing (in the case of the Warrants) or prior to the Spin-off (in the case of AT&T Wireless Common Stock), shall have been duly authorized by all requisite corporate action on the part of AT&T Wireless (with respect to securities of AT&T Wireless), and all such securities shall be, when issued, validly issued and outstanding, fully paid and nonassessable, and shall not be subject to any preemptive rights of the holders of any other class or series of the capital stock of AT&T or of AT&T Wireless, as the case may be, except as provided in this Agreement or the Investor Agreement. Upon the issuance of any such Securities, such Securities shall be free and clear of all Liens of any nature whatsoever, with the exception of any restrictions on transferability set forth in the Investor Agreement or under the Securities Act or any securities laws of any jurisdiction. As of November 30, 2000, and based on the number of shares of outstanding Current Wireless Tracking Stock and options as of October 31, 2000 (using the treasury method), the shares of New Tracking Stock to be issued to DoCoMo (not including those shares issuable upon exercise of the Warrants) would, upon issuance, constitute 16.000% of the voting and economic interest in the Wireless Group. Based upon the number of shares of outstanding Current Wireless Tracking Stock and options as of October 31, 2000 (using the treasury method), upon conversion of the New Tracking Stock in the Spin-off, the AT&T Wireless Common Stock issued in respect thereof would, upon issuance constitute 16.000% of the voting and economic interest in AT&T Wireless (without giving effect to the Warrants, the issuance of any shares of Current Wireless Tracking Stock upon exercise thereof or the issuance of any other new economic interests with respect to the Wireless Group or AT&T Wireless after November 30, 2000).

          (g) REPORTS. Since December 31, 1999, AT&T has filed all reports, registration statements, definitive proxy statements or information statements under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed with the SEC as of the date filed, together with any required amendments thereto, that it was required to file with the SEC. All such reports and statements filed with the SEC are collectively referred to herein as the "AT&T Reports." As of their respective dates, the AT&T Reports, insofar as they

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

relate to the Wireless Group, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets of the Wireless Group contained in or incorporated by reference into any such AT&T Report (including the related notes and schedules thereto) fairly presented in all material respects, the financial position of the Wireless Group as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements of the Wireless Group in such AT&T Reports (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (h) NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has not been any event or condition which has caused or resulted in, or could be reasonably expected to cause or to result in, individually or in the aggregate, a Wireless Material Adverse Effect.

          (i) COMPLIANCE WITH LAWS. AT&T, AT&T Wireless and each Wireless Group Subsidiary are in compliance with all applicable laws, regulations, administrative orders and Authorizations (including all applicable rules, regulations and Authorizations of the FCC, any state public utilities or public service commission, or any other Federal or state governmental agency or instrumentality exercising jurisdiction over AT&T, AT&T Wireless or such Wireless Group Subsidiary), and of each municipality, county or subdivision of any thereof, to which any of its businesses or any of its properties may be subject, other than any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (j) LITIGATION AND OTHER PROCEEDINGS. There is no pending or, to the knowledge of AT&T or AT&T Wireless, threatened, claim, action, suit, investigation or proceeding, against AT&T, AT&T Wireless or any of their respective Subsidiaries, nor is AT&T, AT&T Wireless or any of their respective Subsidiaries subject to any order, judgment or decree, except for matters that have not had a Wireless Material Adverse Effect or would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (k) INTELLECTUAL PROPERTY. AT&T, AT&T Wireless and the Wireless Group Subsidiaries have all right, title and interest in, or a valid and binding license to use, all

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

Intellectual Property that is used in the operation of the business of the Wireless Group as it is currently conducted (the "Wireless Intellectual Property"), except where the failure to have such right, title and interest or have the right to use such Wireless Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. AT&T, AT&T Wireless and the Wireless Group Subsidiaries (i) have not defaulted under any license to use Wireless Intellectual Property, and (ii) are not, as of November 30, 2000, the subject of any proceeding or litigation for infringement of any third party Intellectual Property other than a default proceeding or litigation, that is not having or would not be reasonably expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. For the purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, know-how and other intellectual property rights, and all pending applications for and registrations for any of the foregoing.

          (l) CONTRACTS; INTERCOMPANY AGREEMENTS; NO DEFAULTS. All contracts relating to the Wireless Group required to be filed with the SEC by AT&T pursuant to Item 601 of Regulation S-K have been filed in the AT&T Reports and the AT&T Reports accurately describe in all material respects the relationship between the Common Stock Group on the one hand, and the Wireless Group, on the other hand. Neither AT&T nor any of its Subsidiaries, nor, to the knowledge of AT&T or AT&T Wireless, any other party, is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any agreement, indenture, loan agreement or other instrument to which AT&T, AT&T Wireless or any such Subsidiary is a party, or by which AT&T, AT&T Wireless or any such Subsidiary is bound or to which any of the assets of AT&T, AT&T Wireless or any of such Subsidiaries are subject, the result of which would be reasonably expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (m) AUTHORIZATIONS.

          (i) AT&T, AT&T Wireless, and the Wireless Group Subsidiaries have (A) all requisite Authorizations of the FCC (including all PCS Authorizations) and of all state public utility or public service commissions and (B) all other Authorizations of Governmental Entities exercising jurisdiction over AT&T, AT&T Wireless and the Wireless Group Subsidiaries required to carry on the business of the Wireless Group as now conducted, except in each case where the failure to have such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (ii) Such Authorizations are in full force and effect and have not been suspended, modified in any material adverse respect, canceled or revoked, and AT&T, AT&T Wireless and the Wireless Group Subsidiaries have operated in compliance with all terms thereof or any renewals thereof applicable to it except where failure to be in full force and effect or to so comply would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. No event has occurred with respect to any of the Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Authorizations, except to the extent such revocation, termination or impairment would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect. Except as set forth in Schedule 2.1(m) annexed hereto, there is not pending as of November 30, 2000 any application, petition, objection or other pleading with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of AT&T, AT&T Wireless or the Wireless Group Subsidiaries which would reasonably be expected to result in the revocation, cancellation, suspension or any materially adverse modification of, any such Authorizations, except to the extent such invalidity, revocation, cancellation, suspension or modification would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (n) TAXES.

          (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Wireless Material Adverse Effect, each of AT&T and its Subsidiaries has timely filed (or there has been timely filed on their behalf) all income Tax Returns and all material other United States federal, state, county, local and foreign Tax Returns required to be filed by them, taking into account any extension of time to file granted to or obtained on behalf of the affiliated group of which AT&T is the common parent and AT&T and its Subsidiaries have paid all material Taxes due, other than Taxes appropriate reserves for which have been made in AT&T's financial statements.

          (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Wireless Material Adverse Effect, there are no claims or assessments pending against AT&T or any of its Subsidiaries for any alleged deficiency in any Tax, and AT&T has not been notified in writing of any proposed material Tax claims or assessments against AT&T or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the AT&T financial statements have been established or which are being contested in good faith or are immaterial in amount).

          (iii) There are no Liens for Taxes on the assets of the Wireless Group, except for statutory liens for current Taxes not yet due and payable (and except for Liens which do not and would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect).

          (iv) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          (o) BENEFIT PLANS. Except as would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect:

          (i) Each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than a "multiemployer plan" within the meaning of Section 3(37) of ERISA, which is maintained by AT&T Wireless or any Wireless Group Subsidiary or to which AT&T Wireless or any Wireless Group Subsidiary contributes (a "Plan") is in compliance with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). There is no pending or, to the knowledge of AT&T or AT&T Wireless threatened, litigation relating to any Plan. Neither AT&T, AT&T Wireless nor any Wireless Group Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject AT&T Wireless or any Wireless Group Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (ii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by AT&T Wireless or any Wireless Group Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with AT&T Wireless under Section 4001 of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). AT&T Wireless and the Wireless Group Subsidiaries have not incurred and do not expect to incur withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") or by any ERISA Affiliate within the 12-month period ending on the date hereof, or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iii) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither AT&T Wireless nor any Wireless Group Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (iv) Neither AT&T Wireless nor any Wireless Group Subsidiary maintains or contributes to a Plan subject to Title IV of ERISA.

          (p) INVESTMENT COMPANY ACT. AT&T is not, and will not become after giving effect to the Closing, and AT&T Wireless will not, upon consummation of the Spin-off be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (q) ASSETS; TITLE TO PROPERTIES.

          (i) Each of AT&T, AT&T Wireless and the Wireless Group Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in the business of the Wireless Group, free and clear of any Liens except (i) as reflected in the financial statements contained in the AT&T Reports and
     (ii) for such Liens, title defects or leasehold interest defects, if any, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect.

          (ii) On or prior to the consummation of the Spin-off, AT&T shall have transferred or shall have caused its subsidiaries to transfer to AT&T Wireless or one or more of its subsidiaries all of AT&T's or its Subsidiaries' right, title and interest in and to all assets, properties and rights (contractual or otherwise) of every kind, nature and description, real, personal and mixed, tangible and intangible, wherever located which are required by the Separation Agreements to be transferred to AT&T Wireless or one or more of its Subsidiaries prior to such consummation. After giving effect to such transfers, the Spin-off and the Separation Agreements, AT&T Wireless and its Subsidiaries will possess, to the same extent in all material respects as currently possessed by the Wireless Group, the assets and rights necessary to conduct the business of the Wireless Group substantially as currently conducted.

          (r) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceedings, claim or action of any nature that would reasonably be expected to result in the imposition of, on AT&T or any of its Subsidiaries, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the "CERCLA"), pending or, to the knowledge of AT&T or AT&T Wireless, threatened against AT&T or any of its Subsidiaries, the result of which has had or would reasonably be expected to have, individually or in the aggregate, a Wireless Material Adverse Effect; to the knowledge of AT&T or AT&T Wireless, there is no reasonable basis for any such proceeding, claim or action; and to the knowledge of AT&T or AT&T Wireless, neither AT&T Wireless nor any Wireless Group Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

          (s) NO BROKERS. Except for Salomon Smith Barney, no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by or allocable to the Wireless Group directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of AT&T or an Affiliate thereof.

          (t) TECHNOLOGY. AT&T Wireless currently intends to introduce UMTS (also known as W-CDMA) services and, in that regard, to deploy Global System for Mobile Communications together with General Packet Radio Services capabilities.

          Section 2.2 REPRESENTATIONS AND WARRANTIES OF DOCOMO. DoCoMo hereby represents and warrants to AT&T and AT&T Wireless as of November 30, 2000 that, except as set forth in the Disclosure Schedule delivered by DoCoMo to AT&T and AT&T Wireless and attached hereto as Schedule 2.2 (which includes each of the individual schedules referred to in the following paragraphs of this Section 2.2) and attached hereto such that it would reasonably be concluded that such disclosure would constitute an exception to the relevant subsection of the following representations and warranties:

          (a) ORGANIZATION AND QUALIFICATION. DoCoMo has been duly incorporated and is validly existing under the laws of Japan and has all requisite power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted.

          (b) POWER AND AUTHORITY; NO VIOLATION. DoCoMo has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Investor Agreement and the Warrant Agreement and to consummate the transactions contemplated hereby and thereby. As of November 30, 2000, this Agreement, the Investor Agreement and the Warrant Agreement and all transactions contemplated hereby and thereby shall have been duly and validly authorized by all necessary action on the part of DoCoMo, and upon execution and delivery by the parties thereto of this Agreement, the Investor Agreement and the Warrant Agreement, such agreements shall constitute, legally binding obligations of DoCoMo, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights. Except as described on Schedule 2.2(b) annexed hereto, neither the execution, delivery or performance of this Agreement, the Investor Agreement or the Warrant Agreement, nor the consummation of the transactions contemplated by this Agreement, the Investor Agreement or the Warrant Agreement by DoCoMo will, with or without the giving of notice of the passage of time, or both, (i) conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (A) any provision of the constituent documents of DoCoMo; (B) any contract, note, bond, indenture, mortgage, deed of trust contract, agreement, lease or other instrument or obligation to which DoCoMo is or is to be a party or by which DoCoMo may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which DoCoMo is or is to be a party or by which DoCoMo's property is bound or affected; or (ii) give rise to any right of first refusal or similar right with respect to any interest or any properties or assets of DoCoMo; except in the case of subclauses (B) and (C) of clause (i) for conflicts, defaults, losses or Liens and except in the case of clause (ii) for rights of first refusal or similar rights that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DoCoMo's ability to consummate the transactions contemplated by and perform its obligations under this Agreement, the Investor Agreement and the Warrant Agreement. Except as described on Schedule 2.2(b) annexed hereto, no permit, consent, approval, Authorization, qualification or registration of, or declaration to or filing with any

Governmental Entity or third party is required to be obtained or made by DoCoMo in connection with the execution and delivery of this Agreement, the Investor Agreement or the Warrant Agreement or the consummation of the transactions contemplated by this Agreement, the Investor Agreement or the Warrant Agreement.

          (c) PURCHASE FOR INVESTMENT. DoCoMo acknowledges that the New Tracking Stock, the Warrants, any Current Wireless Tracking Stock issued upon conversion of the New Tracking Stock and the AT&T Wireless Common Stock to be received in exchange for shares of New Tracking Stock or Current Wireless Tracking Stock upon consummation of the Spin-off or issuable upon exercise of the Warrants have not been registered under the Securities Act or under any state securities laws. DoCoMo or one or more Designees (i) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and
(iv) is an accredited investor (as that term is defined by Rule 501 promulgated under the Securities Act).

          (d) LITIGATION AND OTHER PROCEEDINGS. There is no pending or, to the knowledge of DoCoMo, threatened, claim, action, suit, investigation or proceeding, against DoCoMo or any of its Subsidiaries, nor is DoCoMo or any of its Subsidiaries subject to any order, judgment or decree, except for matters that would not reasonably be expected, individually or in the aggregate, to materially impair DoCoMo's ability to consummate the transactions contemplated by this Agreement, the Investor Agreement or the Warrant Agreement.

          (e) NO BROKERS. Except for Goldman, Sachs & Co., no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of DoCoMo.

          (f) AVAILABLE FUNDS. On or prior to the Closing Date, DoCoMo will have available to it sufficient funds to pay the Purchase Price or balance thereof payable on such date and, in the event of an earlier funding as contemplated by
Section 1.2, DoCoMo will have on or prior to January 15, 2001 available to it sufficient funds to pay the portion of the Purchase Price payable on the earlier funding date.

          Section 2.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF DOCOMO AND/OR DESIGNEES. DoCoMo hereby represents and warrants to AT&T and AT&T Wireless that each Designee is, or at the time such Designee becomes such and at the Closing shall be, directly or indirectly a wholly-owned Subsidiary of DoCoMo, and that no Person, other than any other wholly owned Subsidiary of DoCoMo, shall own at the time such Designee becomes such and at the Closing any equity security (or any partnership or other interest that is in the nature of equity) of such Designee or has or shall have on such date any right to appoint or designate any director or member of its board of directors or similar governing body.

          Section 2.4 REPRESENTATIONS AND WARRANTIES OF THE DESIGNEES. Each Designee, in agreeing to be bound hereby, shall make each of the representations and warranties made by DoCoMo in Section 2.2 with respect to such Designee with such immaterial changes as are necessary to reflect the different nature of such Designee, such as references to jurisdiction of incorporation.

                                   ARTICLE III

                                    COVENANTS

          Section 3.1 COOPERATION AND ACCESS. Subject to applicable law, attorney-client privilege and existing confidentiality agreements, from November 30, 2000 until the Closing, each of AT&T and AT&T Wireless shall, and shall cause their respective Subsidiaries to, afford DoCoMo and its officers, employees, counsel, accountant and other representatives reasonable access during normal business hours, upon reasonable notice, to all books, records, properties, personnel and such other information as DoCoMo may request in each case related to the Wireless Group. All non-public information obtained by DoCoMo and its representatives shall be maintained in confidence and used only for the purposes related to the transactions and activities contemplated by this Agreement.

          Section 3.2 CONDUCT OF BUSINESS. From November 30, 2000 until the Closing, each of AT&T and AT&T Wireless shall, and shall cause their respective Subsidiaries to, carry on the business of the Wireless Group in the ordinary course of business, and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve intact its relationships with customers, suppliers and other third parties with whom the Wireless Group deals (it being understood that the covenant in this sentence will not prohibit AT&T or AT&T Wireless from taking any action permitted under clause (a) of this Section 3.2). From the date hereof until the Closing, each of AT&T and AT&T Wireless shall not, and shall not permit any of their respective Subsidiaries to, without DoCoMo's prior written consent:

          (a) take any action that would be subject to DoCoMo's prior approval under Section 3.2 of the Investor Agreement if such action were to be taken after the Closing Date; or

          (b) with respect to AT&T, issue any equity securities to which DoCoMo's Preemptive Rights (as defined in the Investor Agreement) would apply if such equity securities were to be issued after the Closing Date, except for shares of Current Wireless Tracking Stock issuable upon exercise of options outstanding as of November 30, 2000 or issued pursuant to the AT&T Stock Option Plan after November 30, 2000 in the ordinary course of business; provided that, AT&T may issue such equity securities ("Permitted Securities") following consultation with DoCoMo (but without the requirement of DoCoMo's consent) so long as such Permitted Securities issued in the aggregate do not exceed fifteen percent (15%) of the total Economic Interests (as defined in the Investor Agreement) in the Wireless Group as of November 30, 2000; and provided further that, after the Closing Date, in the event AT&T issues Permitted Securities after November 30, 2000 and before the Closing Date, DoCoMo or one or more Designees shall have the right (the "Pre-Closing Preemptive Right") during the thirty (30) day period following the Closing Date to elect to purchase an additional number of shares so that following such purchase DoCoMo (or one or more Designees) shall own Economic Interests in the Wireless Group that would have equaled, on the Closing Date, 16.000% of all outstanding Economic Interests in the Wireless Group on the Closing Date (on a Fully Diluted Basis, as such term is defined in the Investor Agreement) at the same purchase price and on substantially the same terms and subject to substantially the same conditions as such Permitted Securities were issued. Notice of exercise with respect to such Pre-Closing Preemptive Rights shall specify the number of shares to be purchased and the date on which such shares are to be purchased which shall be no later than the fortieth (40th) day following the Closing Date. AT&T shall provide DoCoMo with notice of the proposed issuance of Permitted Securities as soon as reasonably practicable prior to the issuance of such securities. The closing with respect to the exercise of any such Pre-Closing Preemptive Rights shall take place on such 40th day or, if later, on the first Business Day following receipt of all required regulatory approvals and expiration of all required waiting periods but in no event later than the sixth month anniversary of the Closing Date. For the avoidance of doubt, it is agreed and understood that (i) any issuance of Current Wireless Tracking Stock that reflects a disposition of all or part of AT&T's Retained Wireless Interest (i.e., that does not result in any adjustment to the denominator of the Wireless Group Allocation Fraction) shall not be an issuance of Permitted Securities and shall not give rise to any Pre-Closing Preemptive Rights and (ii) the Pre-Closing Preemptive Right shall not apply with respect to any issuances between November 30, 2000 and the Closing Date pursuant to employee, officer or director benefit plans or arrangements which shall, instead, be subject to the March 31, 2001 or September 30, 2001 notice contemplated by Section 8.1(a) of the Investor Agreement.

          Section 3.3 CERTIFICATE OF AMENDMENT. AT&T shall, prior to or concurrently with the Closing cause the Certificate of Amendment to be filed with the Secretary of State of the State of New York.

          Section 3.4 PROCEEDS. AT&T shall be entitled to retain $3,651,615,431 of the proceeds from the payment of the Purchase Price, and the remainder shall be contributed to AT&T Wireless. AT&T shall, simultaneously with the Closing, contribute $6,159,464,289 of the proceeds from the payment of the Purchase Price to AT&T Wireless, provided that in the event that the Closing Date occurs prior to January 22, 2001, as a result of the required early funding related to a spectrum acquisition, then AT&T shall, simultaneously with such Closing, contribute 100% of the proceeds paid on such date to AT&T Wireless and, on January 22, 2001, shall contribute such portion of the balance of the Purchase Price paid on that date such that on or prior to such date AT&T shall have contributed $6,159,464,289 of the proceeds to AT&T Wireless.

          Section 3.5 LISTING OF SHARES. As soon as practicable, but in any event prior to the Closing Date, AT&T shall use its reasonable efforts to cause the shares of Current Wireless Tracking Stock into which the shares of New Tracking Stock are convertible to be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

          Section 3.6 COMMERCIALLY REASONABLE EFFORTS; GOVERNMENT APPROVALS.

          (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable laws and regulations in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of the parties hereto and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by DoCoMo, AT&T or any Subsidiary of AT&T in connection with the taking of any action contemplated by this Agreement, the Investor Agreement or the Warrant Agreement.

          (b) Subject to appropriate confidentiality protections, each of the parties hereto shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and shall provide the other party with copies of all filings made by such party with any Governmental Entity and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby or by the Investor Agreement or the Warrant Agreement.

          (c) Without limiting the generality of the foregoing, DoCoMo and AT&T agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (ii) without in any way limiting the other provisions of this
Section 3.6, file any notification and report form and related material required under the HSR Act and with respect to the filings required under any foreign competition laws as soon as practicable, and thereafter use reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Each party hereto shall provide to the other copies of all correspondence between it (or its advisor) and any Governmental Entity relating to any matters described in this Section 3.6. Each party hereto will notify the other of all requests, terms or conditions made or sought to be imposed on DoCoMo, AT&T, AT&T Wireless or any of their respective Subsidiaries in connection with obtaining any required approvals and will discuss with the other party the acceptability of such requests. Each party hereto agrees that each other party (other than any Designees of DoCoMo) shall have the right to participate in any meeting between the first party and any Governmental Antitrust Entity relating to any matters described in this Section 3.6.

          Section 3.7 ADJUSTMENT OF THE ALLOCATION FRACTION. In order to properly reflect the economic interest of the Wireless Group represented by the New Tracking Stock, AT&T agrees to take the following actions: Upon application of the proceeds in accordance with Section 3.4, AT&T agrees that in accordance with a determination of the AT&T Board of Directors pursuant to the Certificate of Incorporation, the numerator of the Wireless Group Allocation Fraction shall be increased by 406,255,889 (representing the total number of shares of Current Wireless Tracking Stock into which the New Tracking Stock is convertible) and the denominator of the Wireless Group Allocation Fraction shall be increased by 228,128,307 (representing the total number of shares of

Current Wireless Tracking Stock into which the New Tracking Stock deemed issued for the account of the Wireless Group is convertible). In the event the Warrants are exercised to purchase shares of New Tracking Stock or Current Wireless Tracking Stock, the numerator and the denominator of the Wireless Group Allocation Fraction will be increased by the number of shares of Current Wireless Tracking Stock into which the New Tracking Stock issued upon exercise of the Warrants is convertible or by the number of shares of Current Wireless Tracking Stock issued upon exercise of such Warrants, as the case may be. No further adjustment of the numerator or the denominator of the Wireless Group Allocation Fraction shall be made upon any conversion of New Tracking Stock into Current Wireless Tracking Stock. For purposes of any calculation under the Certificate of Incorporation that uses the Wireless Group Allocation Fraction,
(i) all outstanding shares of New Tracking Stock will be treated as if they had been fully converted into Current Wireless Tracking Stock, (ii) any payments or exchange rights of the holder of New Tracking Stock will be deemed payments or exchange rights in respect of the underlying Current Wireless Tracking Stock and
(iii) any payments or exchange rights of the holders of shares of Current Wireless Tracking Stock actually outstanding as of any calculation date shall be based on the foregoing adjusted Wireless Group Allocation Fraction further adjusted to subtract from the numerator thereof the number of shares of Current Wireless Tracking Stock issuable upon conversion of the then outstanding New Tracking Stock. For the avoidance of doubt, the intent of the foregoing is (a) to treat 456,256.614 shares of New Tracking Stock (and the 228,128,307 shares of Current Wireless Tracking Stock issuable upon conversion thereof) as having been issued for the account of AT&T Wireless as primary shares, and (b) to treat 356,255.164 shares of New Tracking Stock (and the 178,127,582 shares of Current Wireless Tracking Stock issuable upon conversion thereof) as having been issued for the account of AT&T as secondary shares.

          Section 3.8 FURTHER ASSURANCES; SPIN-OFF. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Each of AT&T and AT&T Wireless shall use such party's reasonable efforts to enter into, prior to January 1, 2002, definitive separation agreements substantially in the form of the Separation Agreements in the form annexed to the Letter Agreement with such changes thereto as would not require the consent of DoCoMo under Section 3.2(a)(vi) of the Investor Agreement and would not have a material adverse effect on DoCoMo. AT&T and AT&T Wireless shall deliver to DoCoMo a copy of (A) the then current draft of the Separation and Distribution Agreement upon DoCoMo's request, PROVIDED, that AT&T and AT&T Wireless shall not be required to comply with such request more frequently than one (1) time per month, (B) within a reasonable amount of time prior to the execution and delivery of the final forms of the Separation Agreements, such final forms and (C) the Separation Agreements in the form executed and delivered promptly following the execution and delivery thereof. In the event the Spin-off is to be effected by spinning off the Wireless Group as the assets of an entity other than AT&T Wireless, the corporation that is the subject of the Spin-off (and that is or is to be the issuer of publicly traded common stock representing the former AT&T Wireless Group) shall execute this Agreement and, upon doing so, shall be substituted for AT&T Wireless and thereafter be deemed to be a party hereto and all references herein to "AT&T Wireless" shall thereafter be deemed to be references to such substituted corporation.

                                   ARTICLE IV

                                   CONDITIONS

          Section 4.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) The expiration or early termination of any applicable waiting period under the HSR Act;

          (b) The absence of any statute, rule regulation, executive order, decree or injunction having been enacted, entered, promulgated or enforced by any Governmental Entity of the United States, Japan, Canada or Mexico that has the effect of making the Investment illegal or otherwise prohibiting the consummation of the Investment or that prohibits AT&T Wireless or DoCoMo from entering into the Alliance materially as contemplated by the Investor Agreement; and

          (c) The receipt or expiration of any other material approval or waiting period required by a Governmental Entity, if any.

          Section 4.2 CONDITIONS TO THE OBLIGATIONS OF DOCOMO. The obligations of DoCoMo to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of AT&T and AT&T Wireless contained in this Agreement shall be true and accurate (in all material respects in the case of any such representation or warranty that is not qualified by materiality) as of the Closing Date as if made on and as of such date (except that representations and warranties that by their terms speak only as of some other date need be true and accurate as of such other date);

          (b) Each of AT&T and AT&T Wireless shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by AT&T or AT&T Wireless at or prior to the Closing;

          (c) Each of AT&T and AT&T Wireless shall have delivered to DoCoMo a certificate of an executive officer of such party certifying as to the matters set forth in paragraph (a) and paragraph (b) of this Section 4.2 with respect to AT&T and AT&T Wireless, respectively;

          (d) Each of AT&T and AT&T Wireless shall have executed and delivered the Investor Agreement and the Warrant Agreement and such agreements shall be in full force and effect or shall become so by virtue of the Closing;

          (e) The Certificate of Amendment shall have been duly filed with the Secretary of State of the State of New York in accordance with the laws of the State of New York and the Certificate of Amendment shall be in full force and effect; and

          (f) DoCoMo shall have received an opinion from Wachtell, Lipton, Rosen and Katz, outside counsel to AT&T, subject to customary qualifications, as to
(i) the due authorization and validity of the New Tracking Stock, the Current Wireless Tracking Stock issuable upon conversion thereof, the AT&T Wireless Common Stock issuable in exchange for Current Wireless Tracking Stock in the Spin-off, the Warrants and the New Tracking Stock, Current Wireless Tracking Stock or AT&T Wireless Common Stock issuable upon exercise thereof and (ii) the absence of conflict of the Investment with the Certificate of Incorporation, as amended and in effect on the date of such opinion.

          Section 4.3 CONDITIONS TO THE OBLIGATIONS OF AT&T AND AT&T WIRELESS. The obligations of AT&T and AT&T Wireless to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

          (a) Each of the representations and warranties of DoCoMo contained in this Agreement shall be true and accurate as of the Closing, as if made on and as of such date (except that representations and warranties that by their terms speak only as of some other date need be true and accurate as of such other date);

          (b) DoCoMo shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by DoCoMo at or prior to the Closing;

          (c) DoCoMo shall have delivered to AT&T and AT&T Wireless a certificate of an executive officer of DoCoMo certifying as to the matters set forth in paragraph (a) and paragraph (b) of this Section 4.3; and

          (d) DoCoMo shall have executed and delivered the Investor Agreement and the Warrant Agreement and each such agreement shall be in full force and effect or shall become so by virtue of the Closing.

                                    ARTICLE V

                                   TERMINATION

          Section 5.1 GROUNDS FOR TERMINATION. This Agreement may be terminated only as follows:

          (a) MUTUAL AGREEMENT. At any time, by the mutual written agreement of the respective boards of directors of DoCoMo and AT&T;

          (b) EXPIRATION. If the transactions contemplated by this Agreement are not consummated on or before March 31, 2001 (which date shall be extended to August 15, 2001 in the event that the failure to consummate the Investment on or prior to March 31, 2001 is due to the failure of any condition set forth in
Section 4.1), then any party hereto (other than any party (treating DoCoMo and its Designees as a single party, and treating AT&T and AT&T Wireless as a single party) whose failure to comply with such party's obligations under this Agreement shall have caused the delay in Closing, and other than any party that has failed to use such party's reasonable best efforts to consummate the transactions contemplated by this Agreement), may terminate this Agreement by sending written notice to each other party to this Agreement.

          (c) CONTRAVENTION OF LAW. If any of the conditions set forth in
Section 4.1 becomes permanently incapable of being satisfied by virtue of any order, decree or ruling or any other action taken by any Governmental Entity that is final and nonappealable, then any party to this Agreement (other than any party (treating DoCoMo and its Designees as a single party, and treating AT&T and AT&T Wireless as a single party) whose failure to comply with such party's obligations under this Agreement shall have caused such failure to occur or who has failed to use such party's reasonable best efforts to cause any such order, decree or ruling to be lifted, reversed or vacated), may terminate this Agreement.

          Section 5.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 5.1, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any breach prior to such termination.

                                   ARTICLE VI

                                 INDEMNIFICATION

          Section 6.1 INDEMNIFICATION OBLIGATIONS OF AT&T AND AT&T WIRELESS. Subject to the limitations set forth in this Article VI:

          (a) AT&T shall indemnify DoCoMo, its Designees and each of DoCoMo's officers, directors, employees, shareholders, representatives and agents (the "DoCoMo Indemnified Persons") against and hold them harmless from all Losses arising out of any breach of any of AT&T's representations or warranties contained in Section 2.1 (a)(i); Section 2.1(b), insofar as the breach relates to the Certificate of Incorporation or AT&T's by-laws; Section 2.1(c), insofar as the breach relates to AT&T; the first sentence of Section 2.1(d); Section 2.1(f), insofar as the breach relates to the New Tracking Stock or the Current Wireless Tracking Stock; Section 2.1(p), insofar as the breach relates to AT&T; and Section 2.1(q)(ii); PROVIDED, HOWEVER, that, solely for purposes of this
Section 6.1, in determining whether there has been a breach of a representation or warranty all materiality qualifiers contained in such representation or warranty will be disregarded, but no representation or warranty shall be deemed breached to the extent resulting from the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in generally applicable provisions of GAAP or (iii) changes in general economic conditions affecting companies in the wireless telecommunications industry generally.

          (b) AT&T Wireless shall indemnify DoCoMo Indemnified Persons against and hold them harmless from all Losses arising out of any breach of any of the representations or warranties contained in Section 2.1 other than those described in paragraph (a) of this Section 6.1; PROVIDED, HOWEVER, that solely for purposes of this Section 6.1, in determining whether there has been a breach of a representation or warranty all materiality qualifiers contained in such representation or warranty will be disregarded, but no representation or warranty shall be deemed breached to the extent resulting from the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in generally applicable provisions of GAAP or (iii) changes in general economic conditions affecting companies in the wireless telecommunications industry generally.

          (c) AT&T GUARANTEE. AT&T hereby irrevocably guarantees and promises to pay the obligations of AT&T Wireless under Section 6.1(b) upon the failure of AT&T Wireless to make any payment due to DoCoMo under Section 6.1(b). Notwithstanding the foregoing, (i) in the event that AT&T Wireless contests its liability under Section 6.1(b) with respect to a claim by DoCoMo hereunder, AT&T shall have no obligation to make such payment with respect to the contested portion of such obligation until AT&T Wireless's liability shall have been resolved by a final and unappealable determination or until the parties shall have resolved their dispute as to such liability and AT&T Wireless thereafter fails to make such payment and (ii) in any event, AT&T shall have no obligation to make such payment unless DoCoMo shall have used commercially reasonable efforts to collect payment from AT&T Wireless. In the event AT&T makes any payment to DoCoMo pursuant to this guarantee, AT&T Wireless shall be obligated to reimburse and indemnify AT&T for such payment (including any costs incurred by AT&T), PROVIDED that AT&T hereby agrees that any such liability or obligation is hereby subordinated and made junior to all obligations and liabilities of AT&T Wireless to DoCoMo under this Section 6.1 and that AT&T will not receive or retain any payments with respect to AT&T Wireless's liabilities or obligations as a result of such guarantee until the prior indefeasible payment in full of AT&T Wireless's obligations to DoCoMo under this Section 6.1.

          Section 6.2 DOCOMO'S INDEMNIFICATION OBLIGATIONS. Subject to the limitations set forth in this Article VI, DoCoMo shall indemnify AT&T and AT&T Wireless and each of their respective officers, directors, shareholders, representatives and agents (the "AT&T Indemnified Persons") against and hold them harmless from Losses arising out of any breach of any of DoCoMo's representations and warranties contained in this Agreement PROVIDED, HOWEVER, that, solely for purposes of this Section 6.2, in determining whether there has been a breach of a representation or warranty all materiality qualifiers contained in such representation or warranty will be disregarded, but no representation or warranty shall be deemed breached to the extent resulting from the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in generally applicable provisions of GAAP or (iii) changes in general economic conditions affecting companies in the wireless telecommunications industry generally.

          Section 6.3 LIMITATIONS ON INDEMNITY. No party shall be required to make any payment with respect to its indemnification obligations under this
Article VI until such time as the obligations to the DoCoMo Indemnified Persons, on the one hand, or the

AT&T Indemnified Persons, on the other hand, exceed $200 million in the aggregate (the "Deductible"); provided that once such Losses exceed the Deductible, the indemnifying party shall be responsible for all amounts in excess thereof; provided further that no party hereunder shall be required to make any payment hereunder to the extent that the AT&T Indemnified Persons' Losses (with respect to the obligation of DoCoMo) or the DoCoMo Indemnified Persons' Losses (with respect to the obligations of AT&T and AT&T Wireless) exceed $5 billion (the "Maximum Amount"). In addition, the amounts payable by AT&T with respect to its obligation to guarantee the indemnification obligations of AT&T Wireless under Section 6.1(c) and its indemnification obligations under
Section 6.1(a) shall not in any event exceed $3.65 billion in the aggregate. Notwithstanding the foregoing, the limitation imposed by the Maximum Amount shall not apply to a breach of the representation and warranty set forth in the first sentence of Section 2.1(f).

          Section 6.4 METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification by any AT&T Indemnified Person or DoCoMo Indemnified Person (each an "Indemnified Party") shall be asserted and resolved as set forth in this Section 6.4. Any Indemnified Party seeking indemnity pursuant to Section
6.1 or Section 6.2 shall notify in writing the party from whom indemnification is sought (the "Indemnifying Party") of such demand for indemnification. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of such notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand with respect to a claim or demand based on a third party claim (a "Third Party Claim"). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that, with respect to a Third Party Claim, it desires to defend the Indemnified Party against such Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party at the Indemnifying Party's sole cost and expense and with counsel (plus local counsel if appropriate) reasonably satisfactory to the Indemnified Party. If the Indemnifying Party's right to assume the defense is exercised, the Indemnifying Party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party Claim. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Sections 6.1 or 6.2 (whether or not the Indemnified Party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the Indemnified Party to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the Indemnifying Party in accordance with the terms hereof; PROVIDED, HOWEVER, that the Indemnified Parties collectively shall be entitled to employ one firm or separate counsel (plus local counsel if appropriate) to represent the Indemnified Party if, in the opinion of counsel to each Indemnified Party seeking to employ such separate counsel, a conflict of interest between such Indemnified Party or Parties and the Indemnifying Party exists in respect of such claim and in each such event, the fees, costs and expenses of one such firm or separate counsel (plus one local counsel per jurisdiction if appropriate) shall be paid in full by the Indemnifying Party. If the Indemnifying Party has not elected to assume the defense of a Third Party Claim within the Notice Period, the Indemnified Party may defend and settle the claim for the account and cost of the Indemnifying Party; PROVIDED, that the Indemnified Party will not settle the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will promptly pay, or reimburse the Indemnified Party for payment of, all costs and expenses (including reasonable fees and expenses of one counsel plus one local counsel per jurisdiction, if appropriate) incurred in the defense thereof. The Indemnified Party shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party.

          Section 6.5 EXCLUSIVE REMEDY; SURVIVAL

          (a) The indemnity provided herein shall be the sole and exclusive remedy with respect to any and all claims for Losses sustained or incurred arising out of a breach of a representation or warranty contained in this Agreement, except in the case of any claim based on fraud or intentional misrepresentation; PROVIDED, HOWEVER, that nothing in this Section 6.5 shall be construed to affect in any manner the rights of DoCoMo or one or more Designees to exercise the rights contained in Sections 3.2, 3.3, 4.3 or 4.4 of the Investor Agreement; PROVIDED FURTHER that nothing contained herein shall affect DoCoMo's rights as a shareholder of AT&T following the Closing or as a stockholder of AT&T Wireless following consummation of the Spin-off.

          (b) All indemnification obligations under this Article VI shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any part thereof shall be commenced after, the thirtieth
(30th) day following completion of the first year-end audit of AT&T Wireless after the date of the Spin-off or, if earlier, the thirtieth (30th) day following completion of the second year-end audit of the Wireless Group following the Closing; PROVIDED, HOWEVER, that the representations and warranties contained in the first sentence of Section 2.1(f) shall expire only when the applicable statute of limitations shall have run; AND PROVIDED FURTHER, that any claim that has been asserted by notice to the other party in such detail that the claim in question could reasonably be ascertained therefrom and that is pending or unresolved at the end of such applicable period shall continue to be covered by this Article VI notwithstanding any applicable expiration of the indemnification obligations set forth in Article VI until such matter is finally terminated or otherwise resolved by the parties or by arbitration proceedings provided for in Section 8.11, or, if such proceedings are unavailable or inapplicable, by a final and nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                                   ARTICLE VII

                               CERTAIN DEFINITIONS

          Section 7.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; PROVIDED, HOWEVER, that for so long as At Home Corporation, a Delaware corporation, or Liberty Media Corporation, a Delaware corporation, and each other corporation constituting part of the Liberty Media Group as defined in the Certificate of Incorporation, and their successors and assigns ("AT HOME" and "LIBERTY MEDIA," respectively) has any public stockholders (directly, or through a tracking stock or similar concept), At Home or Liberty Media, as the case may be, and any Affiliates or Subsidiaries of Liberty Media, At Home or any of their respective Subsidiaries shall not be treated as or deemed to be Affiliates of AT&T or of any of AT&T's Subsidiaries or Affiliates for purposes hereof. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGREEMENT" shall have the meaning set forth in the preamble hereof.

          "ALLIANCE" shall have the meaning set forth in the Investor Agreement.

          "AT&T" shall have the meaning set forth in the preamble hereof.

          "AT&T INDEMNIFIED PERSONS" shall have the meaning set forth in Section 6.2.

          "AT&T REPORTS" shall have the meaning set forth in Section 2.1(g).

          "AT&T STOCK OPTION PLANS" shall mean the 1997 Long-Term Incentive Plan of AT&T and any other employee benefit plan of AT&T under which awards based on Current Wireless Tracking Stock have been or may be issued.

          "AT&T WIRELESS COMMON STOCK" shall mean the common stock, par value $0.01 per share, of AT&T Wireless as of and following the Spin-off.

          "AT&T WIRELESS" shall have the meaning set forth in the preamble hereto.

          "AUTHORIZATION" shall mean any franchise, license, authorization, consent, permit, waiver, approval, qualification or registration of, with or from the FCC, any state public utility or public service commission, or any other Governmental Entity.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a legal holiday in New York City, New York or Tokyo, Japan, or any other day on which commercial banks in those locations are authorized by law or governmental decree to close; provided that, for the purposes of the Closing or determination of the Closing Date, Business Day shall also exclude any Saturday, Sunday or legal holiday in London, England, or any other day on which commercial banks in London, England are authorized by law or governmental decree to close.

          "CERCLA" shall have the meaning set forth in Section 2.1(r).

          "CERTIFICATE OF AMENDMENT" shall have the meaning set forth in the recitals.

          "CERTIFICATE OF INCORPORATION" shall mean AT&T's certificate of incorporation, filed by the Department of State of the State of New York on March 3, 1885, as amended and in effect on the date hereof.

          "CLASS A LIBERTY MEDIA GROUP COMMON STOCK" and "CLASS B LIBERTY MEDIA GROUP COMMON STOCK" shall have the meanings ascribed thereto in the Certificate of Incorporation.

          "CLOSING" shall have the meaning set forth in Section 1.2.

          "CLOSING DATE" shall have the meaning set forth in Section 1.2.

          "CODE" shall have the meaning set forth in Section 2.1(o)(i).

          "COMMON STOCK" shall have the meaning ascribed thereto in the Certificate of Incorporation.

          "COMMON STOCK GROUP" shall mean the Common Stock Group as defined in the Certificate of Incorporation as in effect on the date hereof.

          "COMMUNICATIONS ACT" shall mean the Communications Act of 1934 and Telecommunications Act of 1996, both as amended from time to time, and all rules and regulations promulgated under either thereof.

          "CURRENT WIRELESS TRACKING STOCK" shall have the meaning set forth in the recitals hereto.

          "DEDUCTIBLE" shall have the meaning set forth in Section 6.3.

          "DESIGNEE" shall have the meaning set forth in Section 8.2. Each party that is a Designee at any relevant time shall be deemed to be a party to this Agreement for all purposes hereof.

          "DISCLOSURE SCHEDULE" OR "SCHEDULE" shall mean either of the disclosure schedules attached to this Agreement.

          "DOCOMO" shall have the meaning set forth in the preamble hereof.

          "DOCOMO INDEMNIFIED PERSONS" shall have the meaning set forth in
Section 6.1(a).

          "ECONOMIC INTERESTS" shall have the meaning set forth in the Investor Agreement.

          "ERISA" shall have the meaning set forth in Section 2.1(o)(i).

          "ERISA AFFILIATE" shall have the meaning set forth in Section 2.1(o)(ii).

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

          "FCC" shall mean the United States Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

          "GAAP" means generally accepted accounting principles in the United States (with respect to AT&T or AT&T Wireless) or in Japan (with respect to DoCoMo), as applicable.

          "GOVERNMENTAL ANTITRUST ENTITY" shall have the meaning set forth in
Section 3.6(c).

          "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other federal, state, foreign or local governmental authority or instrumentality.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEMNIFIED PARTY" shall have the meaning set forth in Section 6.4.

          "INDEMNIFYING PARTY" shall have the meaning set forth in Section 6.4.

          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 2.1(k).

          "INVESTMENT" shall mean the purchase by DoCoMo (or one or more Designees) of the shares of New Tracking Stock and the Warrants contemplated by this Agreement.

          "INVESTOR AGREEMENT" shall have the meaning set forth in the recitals.

          "LETTER AGREEMENT" shall have the meaning set forth in the recitals hereto.

          "LIEN" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, easement, right of way, right of refusal, tenancy, right or restriction on transfer of any nature whatsoever.

          "LOSSES" shall mean any and all fines, liabilities, judgments, claims, losses, costs, expenses, or damages, including in each case (but without duplication of any provision hereof), interest, penalties, reasonable attorneys' fees and reasonable costs of investigations and litigation.

          "MAXIMUM AMOUNT" shall have the meaning set forth in Section 6.3.

          "NEW TRACKING STOCK" shall have the meaning set forth in the recitals hereto.

          "NOTICE PERIOD" shall have the meaning set forth in Section 6.4.

          "PENSION PLAN" shall have the meaning set forth in Section 2.1(o)(ii).

          "PERMITTED SECURITIES" shall have the meaning set forth in Section 3.2(b).

          "PERSON" shall mean a legal person, including any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, limited liability company or unincorporated association or any other entity or organization, including a government or any agency or political subdivision thereof, or any other entity of whatever nature.

          "PLAN" shall have the meaning set forth in Section 2.1(o)(i).

          "PRE-CLOSING PREEMPTIVE RIGHT" shall have the meaning set forth in
Section 3.2(b).

          "PREFERRED STOCK" shall have the meaning set forth in the Certificate of Incorporation.

          "PURCHASE PRICE" shall have the meaning set forth in Section 1.1.

          "RELATED AGREEMENTS" shall mean the Investor Agreement, the Warrant Agreement, that certain letter agreement, dated as of November 30, 2000, executed and delivered among DoCoMo, AT&T and AT&T Wireless concurrently with the execution and delivery of the Letter Agreement, that certain roaming side letter, dated the date hereof, executed and delivered among DoCoMo, AT&T and AT&T Wireless (and any letters or schedules referred to therein) and the Certificate of Amendment.

          "RIGHTS" shall mean, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES" shall have the meaning set forth in the recitals hereto.

          "SECURITIES ACT" shall mean the Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

          "SEPARATION AGREEMENTS" shall have the meaning set forth in Section 2.1(e).

          "SPIN-OFF" shall mean the spin-off of AT&T Wireless in accordance with the Separation Agreements as amended or revised to the extent not prohibited by the Investor Agreement. The Spin-off shall be deemed to have been consummated following completion of the exchange of AT&T Wireless Common Stock for Current Wireless Tracking Stock and the distribution of the remaining shares of AT&T Wireless Common Stock to holders of common stock of AT&T. For all purposes of this Agreement, the Spin-off shall not be a "transaction contemplated by this Agreement."

          "SUBSIDIARY" shall mean, with respect to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first person and one or more of its Subsidiaries; PROVIDED, HOWEVER, that for so long as At Home or Liberty Media, as the case may be, has any public stockholders (directly, or through a tracking stock or similar concept), At Home or Liberty Media, as the case may be, and their respective Subsidiaries shall not be treated as or deemed to be Subsidiaries of AT&T or of any of AT&T's Subsidiaries or Affiliates for purposes hereof. A Subsidiary that is directly or indirectly wholly owned by another Person except for directors' qualifying shares shall be deemed wholly owned for the purposes of this Agreement.

          "TAX" shall have the meaning set forth in Section 2.1(n)(iv).

          "TAX RETURN" shall have the meaning set forth in Section 2.1(n)(iv).

          "THIRD PARTY CLAIM" shall have the meaning set forth in Section 6.4.

          "WARRANTS" shall have the meaning set forth in the recitals hereto.

          "WARRANT AGREEMENT" shall mean the Warrant Agreement with respect to the issuance of the Warrants in the form attached hereto as Exhibit B.

          "WIRELESS GROUP" shall mean the Wireless Group as defined in the Certificate of Incorporation of AT&T as in effect on the date hereof.

          "WIRELESS GROUP ALLOCATION FRACTION" shall have the meaning set forth in the Certificate of Incorporation as in effect on November 30, 2000.

          "WIRELESS GROUP SUBSIDIARY" shall mean any Subsidiary of AT&T Wireless and any Subsidiary of AT&T that is engaged in the business of the Wireless Group.

          "WIRELESS INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 2.1(k).

          "WIRELESS MATERIAL ADVERSE EFFECT" shall mean any effect that (a) is material and adverse to the financial condition, results of operations or business of AT&T Wireless or the Wireless Group Subsidiaries, taken as a whole or the Wireless Group, excluding the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in generally applicable provisions of GAAP or (iii) changes in general economic conditions affecting companies in the wireless telecommunications industry generally, or (b) would materially impair the ability of AT&T or AT&T Wireless to perform its obligations in all material respects under this Agreement, the Investor Agreement or the Warrant Agreement or to consummate the transactions contemplated this Agreement, the Investor Agreement or the Warrant Agreement.

          Section 7.2 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and
(c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 AMENDMENTS; WAIVER. This Agreement may be amended only by an agreement in writing executed by DoCoMo (on behalf of itself and all of its Designees), AT&T and AT&T Wireless; provided that, after the Spin-off, this Agreement may be amended by an agreement in writing executed by AT&T Wireless and DoCoMo (on behalf of itself and all of its Designees) to the extent (but only to the extent) such amendment does not affect any rights or obligations of AT&T. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          Section 8.2 ASSIGNMENT. Except as otherwise provided in this Section 8.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties PROVIDED, HOWEVER, that prior to the Closing, by giving three (3) Business Days' prior written notice to the other parties, DoCoMo may assign its rights to purchase the shares of New Tracking Stock and to receive Warrants in each case pursuant to Section 1.1 hereof without the prior written consent of the other parties hereto to one or more wholly-owned Subsidiaries of DoCoMo that has agreed with AT&T and AT&T Wireless to be bound by the terms hereof and of the Investor Agreement as if such Subsidiary or Subsidiaries were itself or themselves DoCoMo (each, a "Designee"); PROVIDED FURTHER, HOWEVER, that following the Closing DoCoMo may assign any of its on-going rights hereunder to any "Designee" as that term is used in the Investor Agreement that has executed and is a party to the Investor Agreement; and PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder, and that DoCoMo shall cause each Designee to execute the Investor Agreement at or prior to Closing and each "Designee" as that term is used in the Investor Agreement to execute the Investor Agreement at or prior to the time that such entity becomes a "Designee" as such term is used in the Investor Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 8.2 shall be void.

          Section 8.3 NOTICES. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given when so delivered by hand, or if mailed, five (5)

Business Days after mailing (three (3) Business Days in the case of express mail or overnight courier service), or when received by facsimile transmission if promptly confirmed, as follows:

                  If to AT&T:

                  AT&T Corp.
                  295 North Maple Avenue
                  Bashing Ridge, New Jersey  07920
                  Attention: Marilyn J. Wasser,
                                 Secretary and Vice President - Law
                  Telefax:    (908) 221-6618

                  With a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attention:   Steven A. Rosenblum
                               David M. Silk
                  Telefax: (212) 403-2000

                  To AT&T Wireless:

                  7277 164th Avenue, NE
                  Redmond, Washington  98051
                  Attention:   Greg Landis
                               General Counsel
                  Telefax:     (425) 580-8050

                  With a copy to:
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attention:   Steven A. Rosenblum
                               David M. Silk
                  Telefax: (212) 403-2000

                  To DoCoMo or any Designee:

                  NTT DoCoMo, Inc.
                  Sanno Park Tower - 41st Floor
                  11-1, Nagata-cho 2-chome
                  Chiyoda-ku
                  Tokyo 100-6150
                  Attention:  Global Business Department,
                               Kiyoyuki Tsujimura,
                               Managing Director
                  Telefax:  81-3-5156-0204

                  With a copy to:

                  Sullivan & Cromwell
                  1888 Century Park East
                  Los Angeles, CA  90067
                  Attention:  Alison S. Ressler
                  Telefax:  (310) 712-8800

or to such other address or facsimile number as such other party may, from time to time, designate in a written notice given in a like manner.

          Section 8.4 SEVERABILITY. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 8.5 COUNTERPARTS. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 8.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflicts of law principles thereof that would govern, construe or enforce the Agreement under laws other than the laws of the State of New York.

          Section 8.7 ENTIRE AGREEMENT. This Agreement, the Related Agreements and the schedules and exhibits attached to any such documents constitute the entire agreement among DoCoMo, each Designee, AT&T and AT&T Wireless with respect to the subject matter hereof. This Agreement and the Related Agreements supersede all prior agreements with respect to the subject matter hereof, and supersede the Letter Agreement in its entirety.

          Section 8.8 PUBLICITY. AT&T, AT&T Wireless and DoCoMo agree that the initial press releases announcing the Investment and the other transactions contemplated hereby shall be jointly coordinated and agreed. Thereafter, until the fifteenth (15th) day following the Closing Date, DoCoMo and AT&T agree to consult with each other before issuing any press release or making any public statement with respect to the agreements and transactions contemplated by this Agreement and, subject to the immediately following sentence, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any applicable securities exchange may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult with the other party.

          Section 8.9 EXPENSES. Subject to Article VI, AT&T and AT&T Wireless, on the one hand, and DoCoMo and all of its Designees, on the other, each shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

          Section 8.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors (including, without limitation, each Designee and each "Designee" as that term is used in the Investor Agreement and that has executed and is a party to the Investor Agreement), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 8.11 ARBITRATION. The parties (including each Designee) encourage the prompt and equitable settlement of all controversies or claims between or among the parties arising out of or relating to this Agreement, the Investor Agreement and the Warrant Agreement including any claim based on or arising from an alleged tort, and agree as follows:

          (i) Any controversy or claim arising out of or relating to the above-referenced Agreements ("Arbitration Claims"), including Arbitration Claims arising under Article VI, shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association or any successor organization thereof and Title 9 of the U.S. Arbitration Act in New York, New York.

          (ii) Within fifteen (15) days after the delivery in accordance with
     Section 8.3 hereof by any party to the other (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees as one party) of written notice of the commencement of arbitration, each party shall select one person to act as an arbitrator; and the two selected shall select a third arbitrator within fifteen (15) days of the second arbitrator's appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association pursuant to its rules. Arbitration proceedings shall be conducted in the English language.

          (iii) The parties shall agree upon what, if any, discovery shall be permitted. If the parties do not agree on the extent and form of discovery within ten (10) days after the appointment of the third arbitrator, then there shall be neither discovery nor the issuance of subpoenas except as otherwise expressly directed in accordance with the unanimous determination of the arbitrators.

          (iv) The powers of the arbitrators to fashion remedies hereunder shall be no broader than the powers to award legal and equitable remedies available to a court, unless the parties expressly state elsewhere in the relevant above-referenced Agreements that the arbitrators may order broader or narrower legal and equitable remedies. The arbitrators shall not have the power to award any punitive damages, and each party expressly waives any claim thereto. This Section 8.11 shall govern if any conflict arises between this Section and any other remedy terms in the above-referenced Agreements.

          (v) The arbitrators shall make their award within thirty (30) days after the conclusion of arbitration hearings. Subject to paragraph (vi) of this Section 8.11, the award shall be final and binding, and judgment therein may be entered by any court having jurisdiction thereof.

          (vi) Within thirty (30) days after receipt of any award (which shall not be binding if an appeal is taken hereunder), any party (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees as one party) may notify the American Arbitration Association of its intent to appeal to a second three-arbitrator tribunal, selected in the same fashion as the initial tribunal (with the 15-day arbitrator selection period commencing on the first Business Day after such notification is received by the other party). At least two of the three appellate arbitrators shall be former judges of state or federal courts. The appeal tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award. The appeal tribunal shall not modify or replace the initial award except for errors of law or because of clear and convincing factual errors. If an appeal is taken, the award of the appeal tribunal shall be final and binding, and judgment may be entered therein by any court having jurisdiction thereof. The review by the appeal tribunal will be completed and its order issued within thirty (30) days of the final submission of the parties to the panel.

          (vii) The parties (treating AT&T and AT&T Wireless as one party and treating DoCoMo and all of its Designees as one Party) shall equally bear the costs and fees of the arbitration, including court reporter expenses, and each party shall bear its own legal expenses.

          (viii) The parties waive recourse to any court, including all courts in the United States and Japan, except for enforcement of this Section 8.11 or for enforcement of any arbitral award hereunder.

          (ix) The duty of the parties to arbitrate any Arbitration Claim within the scope of this Section 8.11 shall survive the expiration or termination of this Agreement for any reason.

          Section 8.12 SUBMISSION TO JURISDICTION; WAIVERS. Subject to the provisions of Section 8.11, each of the parties (including each Designee) hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof or thereof, other than with respect to any dispute subject to arbitration under Section 8.11 (but including for enforcement of the arbitration provisions contained in Section 8.11 or any award resulting therefrom) brought by any other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the Southern District of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, only in the courts of the State of New York. Each of the parties (including each Designee) hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with Section 8.3, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject mater hereof, may not be enforced in or by such courts.

          Section 8.13 WAIVER OF IMMUNITY. DoCoMo agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of a government from any legal action, suit or proceeding or from set-off or counterclaim relating to this Agreement from the jurisdiction of any competent court or arbitrator, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal or arbitral process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DoCoMo agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. ss. 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DoCoMo with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money).

          Section 8.14 WAIVER OF JURY TRIAL. AT&T, AT&T Wireless and DoCoMo hereby waive any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

          Section 8.15 TERMINATION OF CERTAIN OBLIGATIONS. Effective immediately on consummation of the Spin-off (i) except with respect to its liabilities and obligations pursuant to Sections 6.1(a) and 6.1(c) (but subject to the limitations applicable to such Sections), and except with respect to liabilities arising from any breach of this Agreement prior to the consummation of the Spin-off, AT&T shall be released and terminated as a party hereto and shall have no further liability or obligation hereunder to any party hereto or any other Person hereby, and this Agreement shall no longer represent an agreement of AT&T enforceable against AT&T by any other Person and (ii) except with respect to its liabilities and obligations pursuant to Section 6.2 (but subject to the limitations applicable to Section 6.2) and except with respect to liabilities arising from any breach of this Agreement prior to the consummation of the Spin-off, DoCoMo shall be released and have no further liability or obligation hereunder to AT&T, and this Agreement shall no longer represent an agreement enforceable by AT&T against DoCoMo or any Designee or successor thereof.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

                                AT&T  CORP.

                                By: /s/ C. Michael Armstrong
                                   -------------------------------
                                   Name:   C. Michael Armstrong
                                   Title:  Chairman and Chief Executive Officer


                                NTT DOCOMO, INC.


                                By: /s/ Keiji Tachikawa
                                   -------------------------------
                                   Name:   Keiji Tachikawa
                                   Title:  President and Chief Executive Officer


                                AT&T WIRELESS SERVICES, INC.


                                By: /s/ John D. Zeglis
                                  -------------------------------
                                  Name:   John D. Zeglis
                                  Title:  Chief Executive Officer

                                   EXHIBIT A
                                   ---------


                        FORM OF CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   AT&T CORP.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

          Pursuant to the provisions of Section 805 of the BUSINESS CORPORATION LAW, the undersigned, being the Senior Vice President and Secretary of AT&T CORP., a New York corporation (the "corporation"), hereby certify that:

                                       I.

          The name of the corporation is AT&T Corp.

                                       II.

          The Certificate of Incorporation of the corporation was filed by the Department of State on March 3, 1885 under the name American Telephone and Telegraph Company.

          A Certificate of Amendment of the Certificate of Incorporation was filed in the office of the Secretary of State of the State of New York on April 20, 1994, changing the name of the corporation to AT&T Corp.

                                      III.

          The Certificate of Incorporation of the corporation is hereby amended pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the corporation, as heretofore amended, and in accordance with
Section 502 of the Business Corporation Law, by the addition of the following provision, stating the number, designation, relative rights, preferences and limitations of a series of the corporation's authorized preferred stock designated as Wireless Group Preferred Tracking Stock.


          1. NUMBER AND DESIGNATION. 1,500,000 shares of the Preferred Stock of the corporation shall constitute a series designated as "Wireless Group Preferred Tracking Stock" (the "New Tracking Stock").

          2. DEFINITIONS. Unless the context otherwise requires, when used in this Amendment the following terms shall have the meaning indicated.

          "Accrual Period" means, with respect to any calculation of the Cost of Carry with respect to any shares of New Tracking Stock, the number of days from the date of initial issuance of such shares of New Tracking Stock to but not including the Redemption Date.

          "Amendment" means this Certificate of Amendment of the Certificate.

          "AT&T Wireless" means AT&T Wireless Services, Inc., a Delaware corporation and a wholly-owned subsidiary of the corporation.

          "AT&T Wireless Common Stock" means the common stock, par value $0.01 per share, of AT&T Wireless as of and following the Spin-off.

          "Board of Directors" means the Board of Directors of the corporation.

          "Certificate" means the corporation's Restated Certificate of Incorporation as filed by the Department of State on January 10, 1989, as amended.

          "Class A Liberty Media Group Common Stock" means the Class A Liberty Media Group Common Stock, par value $1.00 per share, of the corporation.

          "Class B Liberty Media Group Common Stock" means the Class B Liberty Media Group Common Stock, par value $1.00 per share, of the corporation.

          "Common Stock" means the Common Stock, par value $1.00 per share, of the corporation.

          "Common Stock Group(W)" shall have the meaning set forth in Article Third, Part C, paragraph 9 of the Certificate as in effect on the date of this Amendment.

          "corporation" shall have the meaning set forth in the preamble to this Amendment.

          "Cost of Carry" shall mean the applicable interest rate set forth on the table below for the following time periods (expressed in days, based on a 360-day year of twelve 30-day months, except for periods of twelve (12) months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention).

ACCRUAL PERIOD                                         COST OF CARRY
--------------                                         -------------
90 days or less                                        6.477%
180 days                                               6.348%
360 days                                               6.336%
540 days                                               6.563%
720 days                                               6.475%
1,080 days                                             6.499%
1,440 days                                             6.673%
1,800 days                                             6.647%
2,160 days                                             6.758%
2,520 days or more                                     6.819%

     The interest rate that will apply to any Accrual Period between any two points in the foregoing table will be an interpolated rate, which interpolated rate will apply to the entire Accrual Period. As an example only: using the rate 6.475% for 720 days and the rate 6.499% for 1,080 days, then (i) the rate for 900 days (half way between the two points) would be 6.487% (half way between the two rates); (ii) the rate for 810 days (one quarter of the way between the two points) would be 6.481% (one quarter of the way between the two rates); and
(iii) the rate for 990 days (three quarters of the way between the two points) would be 6.493% (three quarters of the way between the two rates). The applicable interest rate will be compounded over the applicable Accrual Period based on a semi-annual bond equivalent yield using a 360-day year of twelve 30-day months, except for periods of 12 months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention.

          "Draft Separation Agreements" means the drafts of the agreements (and/or term sheets with respect to such agreements) relating to the Spin-off and the separation of the Wireless Group from the corporation and the schedules related thereto, in the forms annexed to the Letter Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

          "Investor Agreement" means the Investor Agreement, dated as of December 20, 2000, by and among the corporation, AT&T Wireless and NTT DoCoMo, Inc.

          "Letter Agreement" means the Letter Agreement, dated as of November 30, 2000, by and among the corporation, AT&T Wireless and NTT DoCoMo, Inc., together with the term sheet attached thereto and the annexes to such term sheet.

          "Liberty Media Group Common Stock" means, collectively, the Class A Liberty Media Group Common Stock and the Class B Liberty Media Group Common Stock.

          "Liquidation Junior Securities" means the Common Stock, the Wireless Group Common Stock, the Class A Liberty Media Group Common Stock, the Class B Liberty Media Group Common Stock and each other class of capital stock of the corporation currently existing or created after the date of this Amendment the terms of which do not expressly provide that it ranks senior to, or on a parity with, the New Tracking Stock as to distribution upon involuntary liquidation, winding-up or dissolution.

          "Liquidation Parity Securities" means each other class of capital stock of the corporation created after the date of this Amendment the terms of which expressly provide that such class will rank PARI PASSU to the New Tracking Stock as to distribution upon involuntary liquidation, winding-up or dissolution of the corporation.

          "Liquidation Senior Securities" means each other class of capital stock of the corporation created after the date of this Amendment the terms of which expressly provide that such class will rank senior to the New Tracking Stock as to distribution upon involuntary liquidation, winding-up or dissolution of the corporation.

          "Market Value" shall have the meaning set forth in Article Third, Part C, paragraph 9 of the Certificate as in effect on the date of this Amendment; provided that the proviso thereto applicable to shares of Common Stock, Wireless Group Common Stock and any class of Liberty Media Group Common Stock shall also be applicable to shares of New Tracking Stock.

          "New Tracking Stock" shall have the meaning set forth in paragraph 1 of this Amendment.

          "New Tracking Stock Tax Event" means receipt by the corporation of an opinion of tax counsel of the corporation's choice, to the effect that, as a result of any amendment to, clarification of, or change (including a prospective change) in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including enactment of any legislation and the publication of any judicial or regulatory decision, determination or pronouncement) which amendment, clarification or change is effective, announced, released, promulgated or issued on or after the date of initial issuance of the New Tracking Stock, regardless of whether such amendment, clarification or change is issued to or in connection with a proceeding involving the corporation, the Common Stock Group(W) or the Wireless Group and whether or not subject to appeal, there is more than an insubstantial risk that:

          (i) for tax purposes, any issuance of New Tracking Stock would be treated as a sale or other taxable disposition by the corporation or any of its Subsidiaries of any of the assets, operations or relevant subsidiaries to which the New Tracking Stock relates,

          (ii) the existence of the New Tracking Stock would subject the corporation, its Subsidiaries or affiliates, or any of their respective successors or shareholders to the imposition of tax or to other adverse tax consequences, or

          (iii) for tax purposes, either Common Stock or New Tracking Stock is not or, at any time in the future, will not be treated solely as capital stock of the corporation.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

          "Preferred Stock" means the preferred stock, par value $1.00 per share, of the corporation.

          "Redemption Date" shall have the meaning set forth in paragraph 5(c).

          "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of December 20, 2000, by and among the corporation, AT&T Wireless and NTT DoCoMo, Inc..

          "Spin-off" shall mean the spin-off of AT&T Wireless in accordance with the Draft Separation Agreements, as amended or revised to the extent not prohibited by the Investor Agreement.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

          "Tax Event" shall have the meaning set forth in Article Third, Part C, paragraph 9 of the Certificate as in effect on the date of this Amendment.

          "Wireless Group" shall have the meaning set forth in Article Third, Part C, paragraph 9 of the Certificate as in effect on the date of this Amendment.

          "Wireless Group Common Stock" means the Wireless Group Common Stock, par value $1.00 per share, of the corporation.

          3. VOTING RIGHTS.

          (a) Holders of New Tracking Stock shall be entitled to two hundred and fifty (250) votes per share of New Tracking Stock, subject to adjustment as set forth in paragraph 3(b) below. Except as may otherwise be required in this Amendment or in the Certificate (including the terms of any class of series of Preferred Stock and any resolution or resolutions providing for the establishment of such class or series pursuant to authority vested in the Board of Directors by the Certificate) or by the laws of the State of New York, the holders of shares of Common Stock, the holders of shares of New Tracking Stock, the holders of shares of Wireless Group Common Stock, the holders of shares of Class A Liberty Media Group Common Stock, the holders of shares of Class B Liberty Media Group Common Stock, the holders of shares of each other class of common shares, if any, entitled to vote thereon, and the holders of shares of each other class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to all matters to be voted on by shareholders of the corporation, and no separate vote or consent of the holders of shares of Common Stock, the holders of shares of New Tracking Stock, the holders of shares of Wireless Group Common Stock, the holders of shares of Class A Liberty Media Group Common Stock, the holders of shares of Class B Liberty Media Group Common Stock or the holders of shares of any such class of common shares or any such class or series of Preferred Stock shall be required for the approval of any such matter.

          (b) If the corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Common Stock, Liberty Media Group Common Stock or Wireless Group Common Stock, or pay a stock dividend in shares of any class to holders of that class or shall otherwise effect a share distribution (as defined in Article Third, Part C, paragraph 3 of the Certificate) of Common Stock, New Tracking Stock, Wireless Group Common Stock or Liberty Media Group Common Stock, the per share voting rights of the New Tracking Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting rights of any one class relative to the other classes.

          4. DIVIDENDS; SHARE DISTRIBUTIONS.

          (a) The holders of the New Tracking Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds of the corporation legally available thereof. So long as any share of New Tracking Stock remains outstanding, no dividend shall be paid or declared and no distribution shall be made on any share of Wireless Group Common Stock, unless dividends shall have first been (or simultaneously shall be) paid to or declared and set aside for payment on all outstanding shares of New Tracking Stock in an aggregate amount equal to the product of (i) the per share dividends declared and to be paid on the Wireless Group Common Stock and (ii) the number of shares of Wireless Group Common Stock into which all outstanding shares of New Tracking Stock are convertible immediately prior to the record date of such dividend. So long as any share of New Tracking Stock remains outstanding, no share distribution shall be paid or declared and no share distribution shall be made on any share of Wireless Group Common Stock, unless a share distribution shall have first have been (or simultaneously shall be) paid to or declared and set aside for payment on all outstanding shares of New Tracking Stock in an aggregate amount equal to the product of (i) the per share amount declared and to be paid on the Wireless Group Common Stock and (ii) the number of shares of Wireless Group Common Stock into which the New Tracking Stock is convertible immediately prior to the record date of such share distribution.

          (b) Concurrently with the payment of any dividend on shares of New Tracking Stock at any time when there are no shares of Wireless Group Common Stock outstanding, at the election of the Board of Directors, either (x) the Common Stock Group(W) shall receive from the Wireless Group an aggregate payment of the same kind of cash and/or property that is the subject of such dividend, which payment shall be equal to the excess, if any, of (i) the quotient obtained by dividing (A) the aggregate amount of such dividend, as determined by the Board of Directors, by (B) the Wireless Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or (y) the Wireless Group Allocation Fraction will be adjusted as described in paragraph 8 of Article Third, Part C of the Certificate. Any payment to be made to the Common Stock Group(W) pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

          (c) Concurrently with the making of any share distribution with respect to the New Tracking Stock at any time when there are no shares of Wireless Group Common Stock outstanding, at the election of the Board of Directors, either (x) the Common Stock Group(W) shall receive from the Wireless Group an aggregate payment of the same kind of property that is the subject of such distribution, which payment shall be equal to the excess, if any, of (i) the quotient obtained by dividing (A) the aggregate amount of such distribution, as determined by the Board of Directors, by (B) the Wireless Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or (y) the Wireless Group Allocation Fraction shall be adjusted as described in paragraph 8 of Article Third, Part C of the Certificate. Any payment to be made to the Common Stock Group(W) pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

          5. REDEMPTION OF NEW TRACKING STOCK.

          (a) The corporation shall have the right to redeem all (but not less than all) outstanding shares of New Tracking Stock if (i) there has occurred a Tax Event prior to the Spin-off in which the adverse tax consequences with respect to the Wireless Group Common Stock giving rise to such Tax Event also give rise to a New Tracking Stock Tax Event and (ii) the corporation previously or simultaneously redeems all outstanding shares of Wireless Group Common Stock in accordance with the terms of the Certificate. In such event, the redemption price per share of New Tracking Stock payable by the corporation upon such redemption shall be equal to the sum of (w) $11,750, (x) interest on $11,750 at a rate equal to the applicable Cost of Carry from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date,
(y) additional interest on $11,750 at a rate of 3% per annum from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date and (z) all declared but unpaid dividends thereon from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date.

          (b) The corporation shall have the right to redeem all (but not less than all) outstanding shares of New Tracking Stock if (i) the corporation has failed to effect the Spin-off on or prior to April 26, 2002, (ii) the corporation delivers an officer's certificate to the holders of the New Tracking Stock to the effect that the Board of Directors has determined to abandon the Spin-off and the corporation has no intention at the time of such redemption of the New Tracking Stock to sell or otherwise dispose of the Wireless Group and
(iii) the corporation concurrently redeems all outstanding shares of the Wireless Group Common Stock. In such event, the redemption price per share of New Tracking Stock payable by the corporation upon such redemption shall be equal to the sum of (w) $11,750, (x) interest on $11,750 at a rate equal to the applicable Cost of Carry from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date, (y) additional interest on $11,750 at a rate of 3% per annum from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date and (z) all declared but unpaid dividends thereon from the date of initial issuance of such share of New Tracking Stock to but not including the Redemption Date.

          (c) At such time or times as the corporation exercises its right to cause a redemption pursuant to this paragraph 5, the corporation shall give notice of such redemption to all holders of New Tracking Stock by mailing by first-class mail a notice of such redemption (a "Redemption Notice"), not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such redemption (the "Redemption Date"), to their last addresses as they appear upon the corporation's books and by simultaneously faxing such notice to such holders to the fax numbers for such holders as they appear upon the corporation's records. Each such Redemption Notice shall specify the Redemption Date and the per share redemption price applicable to such redemption, and shall state that the redemption price shall be paid upon surrender of the certificates representing such shares of New Tracking Stock.

          (d) Before any holder of shares of New Tracking Stock shall be entitled to receive the redemption price with respect to its shares of New Tracking Stock, such holder must surrender, at such office as the corporation shall specify, the certificates for such shares of New Tracking Stock duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank, unless the corporation shall waive such requirement. The corporation shall, as soon as practicable after such surrender of certificates representing such shares of New Tracking Stock, pay to the holder for whose account such shares of New Tracking Stock were so surrendered, or to such holder's nominee or nominees, the redemption price specified by paragraph 5(a) or paragraph 5(b), as applicable.

          (e) No adjustments in respect of dividends shall be made upon the redemption of any shares of New Tracking Stock; provided, however, that, if the Redemption Date with respect to New Tracking Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution, notwithstanding the redemption of such shares or the corporation's default in payment of the dividend or distribution due on such date.

          (f) From and after any Redemption Date, all rights of a holder of shares of New Tracking Stock shall cease except for the right, upon surrender of the certificates representing such shares of New Tracking Stock, to receive the redemption price with respect thereto.

          (g) If any redemption price to be paid pursuant to this paragraph 5 is to be paid to a Person other than that in which the certificate representing shares of New Tracking Stock are surrendered in exchange therefor is registered, it shall be a condition to the making of such payment that the Person requesting such payment pays any transfer or other taxes required by reason of the payment for such shares being made to a person other than the record holder of the certificate surrendered, or establishes, to the satisfaction of the corporation or its agent, that such tax has been paid or is not applicable.

          6. LIQUIDATION.

          (a) In the event of any involuntary liquidation, winding-up or dissolution of the corporation (an "Involuntary Liquidation"), after payment or provision for payment of the debts and other liabilities of the corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Liquidation Senior Securities is entitled, the holders of shares of New Tracking Stock shall be entitled to receive for each share of New Tracking Stock, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for the holders of Liquidation Junior Securities, an aggregate amount in cash equal to $3.65 billion. Such amount shall be distributed ratably among the shares of New Tracking Stock outstanding immediately prior to such Involuntary Liquidation. If, upon any such Involuntary Liquidation, the assets of the corporation, or proceeds thereof, shall be insufficient to pay in full the amount set forth in the preceding sentence and all other preferential liquidation payments with respect to Liquidation Parity Securities, then such assets, or proceeds thereof, shall be distributed among the shares of New Tracking Stock and all such other Liquidation Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of New Tracking Stock and any such other Liquidation Parity Securities if all amounts payable thereon were paid in full. After the payment set forth in the first sentence of this paragraph 6(a) shall have been made in full to the holders of the New Tracking Stock, and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, the remaining assets of the corporation available for distribution shall be distributed among the holders of the New Tracking Stock and the holders of the Common Stock, the holders of the Class A Liberty Media Group Common Stock, the holders of the Class B Liberty Media Group Common Stock and the holders of the Wireless Group Common Stock, with each holder of New Tracking Stock deemed to hold and to have converted such holder's shares of New Tracking Stock into that number of shares of Wireless Group Common Stock into which the number of shares of New Tracking Stock held by such holder as of the date of the Involuntary Liquidation was convertible for all intents and purposes as if such shares had been converted to Wireless Group Common Stock as of the date of such Involuntary Liquidation, in each case in accordance with the liquidation provisions set forth in Article Third, Part C, paragraph 6 of the Certificate, it being understood that in such event the Market Capitalization of the Wireless Group Common Stock shall be determined by including in the number of outstanding shares of Wireless Group Common Stock such shares deemed issued with respect to such conversion; provided that any amounts payable with respect to a share of New Tracking Stock pursuant to this sentence shall be reduced by the amount paid with respect to such share in the first sentence of this paragraph 6(a).
          (b) In the event of any liquidation, winding-up or dissolution of the corporation other than an Involuntary Liquidation as provided in paragraph 6(a), effective as of immediately prior to the time of such liquidation, winding-up or dissolution, without any action on the part of the corporation or any holder of New Tracking Stock, each share of New Tracking Stock shall be automatically converted into a number of shares of Wireless Group Common Stock at the then applicable Conversion Rate, and the certificates representing shares of New Tracking Stock held by such holder immediately prior to such conversion shall thereafter, without any surrender of such certificates, represent shares of Wireless Group Common Stock. After payment or provision for payment of the debts and liabilities of the corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, the assets of the corporation available for distribution shall be distributed among the holders of the Common Stock, the holders of the Class A Liberty Media Group Common Stock, the holders of the Class B Liberty Media Group Common Stock and the holders of the Wireless Group Common Stock (including the Wireless Group Common Stock issued on conversion of the New Tracking Stock as provided in the immediately preceding sentence), with each holder of New Tracking Stock (as of immediately prior to such liquidation, winding-up or dissolution) receiving in the distribution the amount to which such holder is entitled by virtue of such holder's ownership of shares of Wireless Group Common Stock into which such New Tracking Stock was converted as contemplated by the immediately preceding sentence, in each case in accordance with the liquidation provisions set forth in Article Third, Part C, paragraph 6 of the Certificate.

          (c) Neither the consolidation or merger of the corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the corporation itself shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the corporation within the meaning of this paragraph 6. Any transaction or series of related transactions that results in all of the assets and liabilities included in the Wireless Group being held by one or more Wireless Group Subsidiaries, and the distribution of some or all of the shares of such Wireless Group Subsidiaries (and no other material assets or liabilities) to the holders of the outstanding Wireless Group Common Stock shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the corporation for purposes of this Amendment but shall be subject to paragraph 4 of Part C of Article Third of the Certificate and, in the case of the Spin-off, to paragraph 8 of this Amendment. Any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group Subsidiaries (as defined in paragraph 5(a) of Part B of Article Third of the Certificate), and the distribution of such Liberty Media Group Subsidiaries (and no other material assets or liabilities) to the holders of the outstanding Liberty Media Group Common Stock shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the corporation for purposes of this Amendment, but shall be subject to paragraph 5(a) of Part B of Article Third of the Certificate.

          7. CONVERSION.

          (a) Prior to the Spin-off, and subject to the provisions of this paragraph 7, the New Tracking Stock shall be convertible at the election of the holders thereof, at any time into fully paid and non-assessable shares of Wireless Group Common Stock; provided that such conversion is in respect to all (and not less than all) shares of New Tracking Stock. In the event of such conversion, each outstanding share of New Tracking Stock shall be convertible into five hundred (500) shares of Wireless Group Common Stock (the "Conversion Rate") as of the date of the conversion subject to adjustment from time to time pursuant to paragraph 7(e).

          (b) (i) In order to exercise the conversion privilege, all holder(s) of the shares of New Tracking Stock to be converted shall surrender the certificate(s) representing such shares at the principal executive offices of the corporation, with a written notice of election to convert completed and signed. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of New Tracking Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax.

          (ii) As promptly as practicable after the surrender by the holder(s) of all certificates for shares of New Preferred Stock as aforesaid, the corporation shall issue and shall deliver to such holder(s), or on the holder's or holders' written order to the holder's or holders' transferee(s), a certificate or certificates for the whole number of shares of Wireless Group Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 7.

          (iii) Each conversion of shares of New Tracking Stock pursuant to this paragraph 7 shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of New Tracking Stock shall have been surrendered and such notice received by the corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Wireless Group Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Wireless Group Common Stock represented thereby at such time on such date and such conversion shall be into a number of shares of Wireless Group Common Stock in respect of the shares of New Tracking Stock being converted as determined in accordance with this paragraph 7 at such time on such date. All shares of Wireless Group Common Stock delivered upon conversion of the New Tracking Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges created by acts or omissions of the corporation and not subject to any preemptive rights. Upon the surrender of certificates representing the shares of New Tracking Stock to be converted, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Wireless Group Common Stock and other amounts payable pursuant to this paragraph 7.

          (c) (i) The corporation covenants, notwithstanding any prior redemption or exchange of all outstanding shares of Wireless Group Common Stock,
(y) that for so long as any shares of New Tracking Stock are outstanding or issuable upon conversion or exchange of other securities outstanding, it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Wireless Group Common Stock as shall be required for the purpose of effecting conversions of the New Tracking Stock and
(z) that for so long as any shares of New Tracking Stock are outstanding or issuable upon conversion or exchange of other securities outstanding, the provisions of Article Third, Part C governing the terms of Wireless Group Common Stock shall remain fully operable and in effect.

          (ii) Prior to the delivery of any securities which the corporation shall be obligated to deliver upon conversion of the New Tracking Stock, the corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the corporation.

          (d) The corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Wireless Group Common Stock on conversion of the New Tracking Stock pursuant hereto; provided that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Wireless Group Common Stock in a name other than that of the holder of the New Tracking Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.

          (e) (i) In case the corporation shall at any time after the date of initial issuance of the New Tracking Stock (A) declare a dividend or make a distribution on Wireless Group Common Stock payable in Wireless Group Common Stock, (B) subdivide or split the outstanding Wireless Group Common Stock, (C) combine or reclassify the outstanding Wireless Group Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Wireless Group Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other person, the Conversion Rate in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be adjusted so that the conversion of the New Tracking Stock after such time shall entitle the holder to receive the aggregate number of shares of Wireless Group Common Stock or other securities of the corporation (or other securities into which such shares of Wireless Group Common Stock have been converted, exchanged, combined, consolidated, merged or reclassified pursuant to clause 7(e)(i)(C), 7(e)(i)(D) or 7(e)(i)(E) above) which, if the New Tracking Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification. Such adjustment shall be made successively whenever an event listed above shall occur.

          (ii) In the event that, at any time as a result of the provisions of this paragraph 7(e), a holder of New Tracking Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the corporation other than Wireless Group Common Stock, the number of such other shares so receivable upon conversion of New Tracking Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Amendment.

          (g) All adjustments pursuant to this paragraph 7 shall be notified to the holders of the New Tracking Stock and such notice shall be accompanied by a schedule of computations of the adjustments; such notice shall be simultaneously faxed to such holders to the fax numbers for such holders as they appear upon the corporation's records.

          8. EXCHANGE IN CONNECTION WITH SPIN-OFF.

          (a) If any holder of New Tracking Stock shall not have converted such holder's shares of New Tracking Stock into shares of Wireless Group Common Stock prior to the record date set by the Board of Directors for the Spin-off, effective as of immediately prior to the effective time of the Spin-off, without any action on the part of the corporation, AT&T Wireless or such holder, each share of such holder's New Tracking Stock shall be automatically converted (and to have been converted as of such record date) into a number of shares of Wireless Group Common Stock at the Conversion Rate and each such share of Wireless Group Common Stock into which the New Tracking Stock has been converted shall be exchanged at the effective time of the Spin-off for the number of shares of AT&T Wireless Common Stock issuable with respect to one share of Wireless Group Common Stock pursuant to the Spin-off. For the avoidance of doubt, the Spin-off shall be effected by the corporation as a Board Required Exchange (as defined in the Certificate) pursuant to Article Third, Part C, paragraphs 4 and 5 of the Certificate and, in that regard, the shares of AT&T Wireless Common Stock to be issued upon consummation of the Spin-off shall be deemed "Exchange Shares" thereunder.

          (b) No adjustments in respect of dividends shall be made upon the exchange of any shares of New Tracking Stock; provided, however, that, if the date of consummation of the Spin-off shall be subsequent to the record date for the payment of a dividend or other distribution on the New Tracking Stock or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares of New Tracking Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion and exchange of such shares or the corporation's default in payment of the dividend or distribution due on such date.

          (c) The corporation shall give notice of the Spin-off to all holders of New Tracking Stock, by mailing by first-class mail a notice of such exchange (an "Exchange Notice"), not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the "Exchange Date") to their last addresses as they appear upon the corporation's books and by simultaneously faxing such notice to such holders to the fax numbers for such holders as they appear upon the corporation's records. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate (as defined in the Certificate) applicable to such exchange, and shall state that issuance of certificates representing AT&T Wireless Common Stock to be received upon conversion and exchange of shares of New Tracking Stock shall be upon surrender of certificates representing such shares of New Tracking Stock.

          (d) Before any holder of shares of New Tracking Stock shall be entitled to receive certificates representing such shares of AT&T Wireless Common Stock, such holder must surrender, at such office as the corporation shall specify, certificates for such shares of New Tracking Stock duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank, unless the corporation shall waive such requirement; no certificates representing the shares of Wireless Group Common Stock into which the New Tracking Stock is converted immediately prior to the exchange for shares of AT&T Wireless Common Stock shall be issued and, accordingly, no surrender of such certificates shall be required in connection with the exchange for shares of AT&T Wireless Common Stock upon consummation of the Spin-off. The corporation shall, as soon as practicable after such surrender of certificates representing such shares of New Tracking Stock, issue and deliver, at the office of the transfer agent representing shares of AT&T Wireless Common Stock, to the holder for whose account such shares of New Tracking Stock were so surrendered, or to such holder's nominee or nominees, certificates representing the number of shares of AT&T Wireless Common Stock to which such holder shall be entitled.

          (e) From and after the consummation of the Spin-off, all rights of a holder of shares of New Tracking Stock immediately prior to the conversion and exchange contemplated by this paragraph 8 shall cease except for the right, upon surrender of the certificates representing such shares of New Tracking Stock, to receive certificates representing shares of AT&T Wireless Common Stock and together with the rights to dividends as described in paragraph 8(c). No holder of a certificate that immediately prior to the consummation of the Spin-off represented shares of New Tracking Stock shall be entitled to receive any dividend or other distribution with respect to shares of AT&T Wireless Common Stock until surrender of such holder's certificate for a certificate or certificates representing shares of AT&T Wireless Common Stock. Upon surrender, the holder shall receive the amount of any dividends or other distributions (without interest) that were payable with respect to a record date after the date of consummation of the Spin-off, but that were not paid by reason of the foregoing with respect to the number of shares of AT&T Wireless Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date of consummation of the Spin-off, the corporation shall, however, be entitled to treat certificates for New Tracking Stock that have not yet been surrendered for conversion and exchange as evidencing the ownership of the number of shares of AT&T Wireless Common Stock for which the shares of New Tracking Stock represented by such certificates have been converted and exchanged pursuant to this paragraph 8, notwithstanding the failure to surrender such certificates.

          (f) If any certificate for shares of AT&T Wireless Common Stock is to be issued in a name other than that in which the certificate representing shares of New Tracking Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting the issuance pays any transfer or other taxes required by reason of the issuance of certificates for such shares of AT&T Wireless Common Stock in a name other than that of the record holder of the certificate surrendered, or establishes, to the satisfaction of the corporation or its agent, that such tax has been paid or is not applicable. Under no circumstances shall the corporation be liable to a holder of shares of New Tracking Stock for any shares of AT&T Wireless Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) In the event the Spin-off is to be effected by spinning off an entity other than AT&T Wireless, all references in this Amendment to AT&T Wireless shall be deemed to refer to such other entity and all references in this Amendment to AT&T Wireless Common Stock shall be deemed to refer to the publicly traded common stock of such other entity outstanding as of and following the Spin-off. For purposes of this paragraph 8, any spin-off meeting the definition of Spin-off as set forth in paragraph 1 shall be deemed to be the Spin-off, regardless of when such spin-off is consummated.

                                       IV.

          The amendments of the Certificate of Incorporation effected by this Certificate were authorized by action of the Board of Directors of the corporation pursuant to Section 502 of the Business Corporation Law.

          IN WITNESS WHEREOF, we have made and subscribed this Certificate this __ day of ______, ___.


                                     By:  _________________________
                                          Name:
                                          Title:

                                     By:  _________________________
                                          Name:
                                          Title:

[Corporate Seal]